UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Teleflex Incorporated

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on April 29, 2022

March 30, 2022

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, April 29, 2022 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of three years and until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

4. To vote upon a two-part, cross-conditioned proposal to provide for the phased-in declassification of our Board of Directors by amending and restating each of our bylaws and our certificate of incorporation;

5. To vote upon a stockholder proposal to amend limited voting requirements in the Company’s governing documents, if properly presented at the Annual Meeting; and

6. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Friday, March 4, 2022 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

We intend to hold the Annual Meeting in person. However, as part of our precautions regarding the ongoing COVID-19 pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event it is not possible or advisable for stockholders to attend the Annual Meeting in person, we will announce in advance via press release alternative arrangements for the meeting, which may include providing a webcast of the Annual Meeting. The press release, which will include details on how to access the meeting, will be posted on our website and filed with the SEC as additional proxy materials. If you are planning to participate in the Annual Meeting, please check our website prior to the meeting date. As always, you are encouraged to vote your shares prior to the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue
Corporate Vice President, General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (referred to as the “Company,” “Teleflex,” “we,” “us” or “our”) for use at the Company’s Annual Meeting of stockholders (the “Annual Meeting”) to be held on Friday, April 29, 2022 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 4, 2022, the record date for the meeting, are entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 46,901,704 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 30, 2022. A copy of the Company’s 2021 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 29, 2022

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2021 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy to conduct business at the meeting. A majority of the outstanding shares of our common stock, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of proposals 2, 3 and 5 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

Approval of proposals 4A and 4B requires the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class. Abstentions and broker non-votes will have the same effect as a vote against each such proposal. Each of proposals 4A and 4B is cross-conditioned upon the approval by our stockholders of the other proposal comprising proposal 4.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors, the advisory vote on executive compensation, the proposal to amend our bylaws or the stockholder proposal to eliminate super majority voting from our charter and bylaws; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Your broker or its designee should provide you with a voting instruction form for this purpose.

6.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record, or a “record holder,” with respect to those shares, and you may submit a proxy card and vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee should provide you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

7.	How do I vote?

If you were a record holder on the record date, you may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be treated as authorizing a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022, FOR each component proposal of the two-part proposal providing for the phased-in declassification of our Board of Directors and AGAINST the stockholder proposal regarding amending the limited voting requirements in the Company’s governing documents.

If you were a beneficial owner of shares at the close of business on the record date, you may vote your shares by providing instructions to your broker, bank or other nominee. Your broker, bank or other nominee should provide a voting instruction form that you can use to give instructions as to how your shares are to be voted; please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

8.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

9.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other nominee, contact that institution for instructions.

10.	Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on March 4, 2022 may attend the Annual Meeting. You will need proof of ownership to enter the meeting. If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record. Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

In light of the ongoing COVID-19 pandemic, the Annual Meeting will be conducted in compliance with limitations on public gatherings mandated by federal, state and local authorities and other preventive measures recommended by public health experts. These measures may include requiring proof of vaccination, proof of a negative COVID-19 test result within a specified number of days, mask wearing, maintaining appropriate social distancing and conducting health screenings. Any individual who refuses to comply with these requirements or displays any symptoms that could be related to COVID-19 will not be permitted to attend the Annual Meeting in person.

Even if you plan to attend the meeting in person, you are strongly encouraged to vote your shares by submitting a proxy.

11.	What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

As part of our precautions regarding the ongoing COVID-19 pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event it is not possible or advisable for stockholders to attend our Annual Meeting in person, we will announce in advance via press release alternative arrangements for the meeting, which may include providing a webcast of the Annual Meeting. The press release, which will include details on how to access the meeting, will be posted on our website and filed with the SEC as additional proxy materials. If you are planning to participate in the Annual Meeting, please check our website prior to the meeting date. As always, you are encouraged to vote your shares prior to the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of nine members divided into three classes, with one class being elected each year for a three-year term. As previously disclosed, Richard A. Packer, who is in the director class having a term that expires at the Annual Meeting, is retiring from the Board, effective immediately prior to the Annual Meeting. The Board extends its gratitude to Mr. Packer for his contributions to our company during his tenure on the Board.

At the Annual Meeting, three directors will be elected for terms expiring at our Annual Meeting of stockholders in 2025 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated John C. Heinmiller, Andrew A. Krakauer and Neena M. Patil for election to the Board for three-year terms. Messrs. Heinmiller and Krakauer are continuing directors who previously were elected by our stockholders. Ms. Patil is a new nominee who, if elected, will fill the vacancy created as a result of Mr. Packer’s retirement.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director nominee’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

We seek to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences, areas of expertise and backgrounds. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. In evaluating nominees for election to the Board, consistent with our Corporate Governance Principles, our Nominating and Governance Committee considers, among other factors, the candidate’s potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics.

The following charts provide information with respect to the tenure, age, independence and diversity of our nominees and continuing directors.

Board Diversity Matrix
Total Director Nominees and Continuing Directors	9
	Female	Male
Gender Identity
Directors	3	6
Demographic Background
African American or Black	–	–
Alaskan Native or Native American	–	–
Asian	1	–
Hispanic, Latinx or Spanish Origin	–	–
Native Hawaiian or Pacific Islander	–	–
White	2	6
Other	–	–
Two or More Races or Ethnicities	–	–
LGBTQ+	–	–
Did not Disclose Demographic Background	–	–

We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms Expiring in 2025

John C. Heinmiller	-

Mr. Heinmiller, 67, has been a director of Teleflex since 2019 and currently serves as a member of the Audit Committee. Prior to his retirement in January 2017, Mr. Heinmiller was Executive Vice President of St. Jude Medical, Inc. (“St. Jude Medical”), a global medical device company. During his 19-year career with St. Jude Medical, Mr. Heinmiller served in various executive and senior level positions, including Executive Vice President from August 2012 to January 2017; Executive Vice President and Chief Financial Officer from May 2004 to August 2012; Vice President, Finance and Chief Financial Officer from September 1998 to May 2004; and Vice President of Corporate Business Development from May 1998 to September 1998. Prior to joining St. Jude Medical, Mr. Heinmiller held senior management positions with and was a member of the board of directors of Daig Corporation, a medical device company, and LifeCore Biomedical, a medical technology company.

Mr. Heinmiller’s executive and senior management experience in the medical device industry enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his extensive experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Andrew A. Krakauer	-

Mr. Krakauer, 67, has been a director of Teleflex since 2018 and currently serves as a member of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004. Mr. Krakauer currently serves as a director of KL Acquisition Corp.

Mr. Krakauer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives

Neena M. Patil	-

Ms. Patil, 47, is a new director nominee. Since February 2021, she has held the position of Chief Legal Officer and Senior Vice President, Legal and Corporate Affairs of Jazz Pharmaceuticals plc, a biopharmaceutical company. From July 2019 to February 2021, Ms. Patil served as Senior Vice President and General Counsel of Jazz Pharmaceuticals. Prior to joining Jazz Pharmaceuticals, Ms. Patil was Senior Vice President, General Counsel and Corporate Secretary of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company, from September 2018 to July 2019. Prior to that, from May 2008 to October 2016, Ms. Patil served in various management positions at Novo Nordisk Inc., culminating in her role as Vice President for Legal Affairs and Associate General Counsel. Prior to 2008, she worked for several other global biopharmaceutical companies including Pfizer Inc., GPC Biotech AG and Sanofi.

Ms. Patil’s executive and senior management experience in the healthcare industry will enable her to provide valuable insights regarding a wide range of business matters, including commercial matters, operations, acquisitions and strategic planning initiatives. In addition, Ms. Patil’s legal background renders her particularly well qualified to assist the Board in addressing a variety of public company, board governance and public policy matters, as well as helping to provide oversight regarding our ESG programs.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2023 and 2024, respectively.

Terms Expiring in 2023

George Babich, Jr.	-

Mr. Babich, 70, has been a director of Teleflex since 2005 and currently serves as Lead Director and as chair of the Compensation Committee. Mr. Babich retired in May 2016 after serving for three years as the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, PepsiCo Inc. and Ford Motor Company.

Mr. Babich’s executive and senior management experience enables him to provide a wide range of perspectives on corporate governance, management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters.

Gretchen R. Haggerty	-

Ms. Haggerty, 66, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of Johnson Controls International plc.

Ms. Haggerty’s background in executive management of a large, complex global corporation, as well as her experience gained through other public company directorships, enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Liam J. Kelly	-

Mr. Kelly, 55, has been a director of Teleflex since 2018 and has served as Chairman of our Board since May 2020. He became our President and Chief Executive Officer in January 2018. From May 2016 to December 2017, Mr. Kelly served as our President and Chief Operating Officer, and from April 2015 to April 2016, he served as our Executive Vice President and Chief Operating Officer. Mr. Kelly also served as our Executive Vice President and President, Americas from April 2014 to April 2015, and as our Executive Vice President and President, International from June 2012 to April 2014. Earlier, he held several positions with regard to our EMEA segment, including President from June 2011 to June 2012, Executive Vice President from November 2009 to June 2011, and Vice President of Marketing from April 2009 to November 2009. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009. Mr. Kelly is currently a director of Colfax Corporation.

Mr. Kelly’s extensive experience in the medical device industry and intimate knowledge of our business enable him to provide meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, Mr. Kelly, who was born in Ireland, has extensive experience managing international businesses, enabling him to provide valuable insights regarding international markets and our businesses and operations outside the U.S.

Terms Expiring in 2024

Candace H. Duncan	-

Ms. Duncan, 68, has been a director of Teleflex since 2015 and currently serves as chair of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services.

Ms. Duncan’s extensive experience in public accounting enables her to provide valuable perspectives to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Stephen K. Klasko, M.D.	-	Dr. Klasko, 68, has been a director of Teleflex since 2008 and currently serves as a member of the Nominating and Governance Committee. Dr. Klasko retired in December 2021 after serving as President of Thomas Jefferson University and Chief executive Officer of Jefferson Health. In connection with his retirement transition, Dr. Klasko has agreed to serve as a special advisor to the Jefferson Board of Trustees until June 2022. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004. Dr. Klasko also serves as a director of Health Assurance Acquisition Corp.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-

Mr. Randle, 62, has been a director of Teleflex since 2009 and currently serves as chair of the Nominating and Governance Committee and as a member of the Compensation Committee. Mr. Randle retired in December 2018 after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board and the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Nominating and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar function and that relate to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Candace H. Duncan, Gretchen R. Haggerty, John C. Heinmiller, Stephen K. Klasko, Andrew A. Krakauer, Richard A. Packer and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). The Board also has determined that Neena M. Patil, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards. All of the independent directors and Ms. Patil meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit and Compensation Committees meet the additional independence requirements of the NYSE and the SEC applicable to audit committee and compensation committee members. In making its determination with respect to Mr. Heinmiller, the Board considered the Company’s sale of products to a hospital system with respect to which he serves as a member of the board of directors. Based on its review, and after considering the amounts involved and the lack of Mr. Heinmiller’s direct or indirect involvement in the transactions, the Board concluded that Mr. Heinmiller’s relationship with the hospital system did not impair his independence.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards that, if applicable, automatically would result in a determination that the director is not independent. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•

A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose authority, duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•	ability to call meetings of the independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	providing our Chief Executive Officer with feedback regarding matters discussed by the independent directors in executive sessions;

•	consulting with our senior executives as to any concerns they may have;

•	together with the Chairman of the Board, develop and approve Board meeting agendas, and provide input to committee chairs on committee meeting agendas;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board that is necessary for the independent directors to effectively and responsibly perform their duties; the Lead Director may ask company management to include certain material in the information provided to the Board;

•	interviewing, along with the Nominating and Governance Committee Chair, and making recommendations to the Nominating and Governance Committee and the Board concerning Board candidates;

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	if requested, consult and directly communicate with shareholders, government authorities and other interested parties on behalf of the independent directors.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Mr. Babich currently serves as our Lead Director.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of our company. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that the leadership structure of a board must be considered in the context of the individuals involved and the specific circumstances facing the company. Accordingly, what the Board determines to be the right board leadership structure for Teleflex may vary from time to time as circumstances warrant.

The Board appointed Mr. Kelly as Chairman, effective May 2020. In making its decision to appoint Mr. Kelly as Chairman, our Board determined that, in his role as our President and Chief Executive Officer, Mr. Kelly is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, Mr. Kelly is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

All of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Mr. Kelly is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Moreover, the Lead Director is consulted on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, whom we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as any non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

Board Assessment

Each year, the Nominating and Governance Committee of the Board, together with the Lead Director, oversees a self-assessment process to evaluate the performance of the Board and its committees. The evaluations also help to inform the Nominating and Governance Committee’s discussions regarding Board succession planning and refreshment and complement its evaluation of the size and composition of the Board. The process for conducting the annual assessment varies from year to year, but is generally conducted through interviews and/or responses to written questionnaires. The results are then compiled and reviewed in detail and discussed by the Board and each committee, as applicable. The Board believes that the evaluation process is an important tool for improvement and the continued effectiveness of the Board and its committees.

The Board and Board Committees

The Board held six meetings in 2021. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2021. The Board does not have a formal policy concerning attendance at our Annual Meeting of stockholders, but encourages all directors to attend. All of our Board members attended the 2021 Annual Meeting of stockholders.

The Board has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2021 Compensation – Our Equity Grant Practices” for additional information.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Nominating and Governance Committee also is responsible for developing and recommending to the Board corporate governance principles, overseeing the annual Board and committee evaluation process, as discussed above, and overseeing our strategy and practices with respect to environmental, social and governance matters.

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, we also seek candidates with the potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics. Directors must be able to devote substantial time to our affairs. The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Nominating and Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. In addition, the Nominating and Governance Committee will consider recommendations for director candidates from stockholders. Ms. Patil was recommended by a third-party search firm.

In addition, Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2023 Annual Meeting, a stockholder must submit the following information by January 29, 2023:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

We have also adopted a “proxy access” bylaw provision which allows eligible stockholders to nominate candidates for election to our Board and include such candidates in our proxy statement and proxy card subject to the terms, conditions, procedures and deadlines set forth in Article II, Section 2.2.2 of our bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares, held by up to 20 stockholders, holding the shares continuously for at least three years, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

For more specific information regarding these deadlines in respect of the 2023 Annual Meeting of stockholders, see “Stockholder Proposals” below. You should consult our bylaws for more detailed information regarding the processes summarized above.

In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. The Nominating and Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Nominating and Governance Committee are Dr. Klasko and Messrs. Packer and Randle. Mr. Randle currently serves as chair of the Nominating and Governance Committee. The Nominating and Governance Committee held five meetings in 2021.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit; and

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer).

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2021, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Babich, Krakauer and Randle. Mr. Babich currently serves as chair of the Compensation Committee. The Compensation Committee held five meetings in 2021.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process, including risks related to product quality and safety and cybersecurity; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm and related fees. For a discussion of the Audit Committee’s pre-approval policies and procedures, see “Audit Committee Pre-Approval Procedures” included under Proposal 3 of this proxy statement. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Heinmiller. Ms. Duncan currently serves as chair of the Audit Committee. The Audit Committee held seven meetings in 2021. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our compliance officer, who surveys and interviews several of our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, members of Teleflex senior management review and discuss the results with the Audit Committee. Thereafter, the Audit Committee and our Chief Executive Officer provide the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during the course of each year and reviewed with the Audit Committee. In addition, the Board, acting principally through the Audit Committee, provides oversight of our cybersecurity program. The Audit Committee reviews, on at least a semi-annual basis, our cybersecurity programs and cyber risks through in-depth reviews with management. We believe these processes facilitate the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2021

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. Our chairman (if he or she is not a Teleflex employee) and the chairpersons of our Audit, Compensation and Nominating and Governance Committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2021, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$55,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$127,000
¡ Stock Options	$84,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$40,000

• Stock Option Grant Upon Initial Election	$168,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

In February 2022, our Board approved changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved increases in the annual cash retainer amount, the value of the annual equity awards granted to all non-management directors and the value of stock options granted to non-management directors upon their initial election to the Board. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, Frederic W. Cook & Co., Inc. The amounts payable under our director compensation program, as revised, are as follows:

• Annual Cash Retainer – All Non-Management Directors	$65,000
• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000
• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$133,000
¡ Stock Options	$87,000
• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$40,000
• Stock Option Grant Upon Initial Election	$174,000
• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2021.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
George Babich, Jr.	$88,500	$162,606	$81,811	$234	–	$333,151
Candace H. Duncan	$95,500	$123,498	$81,811	–	–	$300,809
Gretchen R. Haggerty	$71,000	$123,498	$81,811	–	–	$276,309
John C. Heinmiller	$70,000	$123,498	$81,811	–	–	$275,309
Stephen K. Klasko	$69,000	$123,498	$81,811	$136	–	$274,445
Andrew A. Krakauer	$69,000	$123,498	$81,811	$66	–	$274,375
Richard A. Packer	$69,000	$123,498	$81,811	–	–	$274,309
Stuart A. Randle	$90,000	$123,498	$81,811	–	–	$295,309

(1)

For each of Ms. Duncan, Dr. Klasko and Mr. Krakauer, includes $55,000 in cash fees that they elected to allocate to their respective deferral accounts under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information regarding our Deferred Compensation Plan, the terms of which generally apply in the same manner with respect to deferrals of directors’ cash fees as they apply with respect to deferrals of executives’ cash compensation. We do not, however, provide matching contributions to our non-employee directors under the Deferred Compensation Plan.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2021, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. In May 2021, we granted to each non-management director 300 restricted stock units, and we granted to Mr. Babich an additional 95 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $411.66 and vested six months after the date of grant. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan, Dr. Klasko and Mr. Krakauer deferred receipt of the common stock underlying 100% of the restricted stock units granted to them in 2021, the value of which was credited to a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2021, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. We granted to each non-management director stock options to purchase 771 shares in May 2021, which had a grant date fair value per share of $106.11. These options are fully vested at the time of grant. As of December 31, 2021, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 5,475; Ms. Duncan: 12,310; Ms. Haggerty: 8,865; Mr. Heinmiller: 5,265; Dr. Klasko: 16,186; Mr. Krakauer: 6,243; Mr. Packer: 6,885; and Mr. Randle: 16,186.

(4)	The amounts shown in this column reflect above-market interest earned in respect of deferred compensation under our Deferred Compensation Plan.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The stock ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $55,000 annual cash retainer, is equal to $275,000. Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, including restricted stock units as to which settlement has been deferred under our deferred compensation plan. Shares underlying stock options are not included in calculating stock ownership value. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes. As of December 31, 2021, each of our current non-management directors satisfied the stock ownership requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2021;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

CANDACE H. DUNCAN, CHAIR

GRETCHEN R. HAGGERTY		JOHN C. HEINMILLER

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following current and former executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Liam J. Kelly	President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

Jay K. White	Corporate Vice President and President, Global Commercial

Cameron P. Hicks	Corporate Vice President and Chief Human Resources Officer

James P. Winters	Corporate Vice President, Manufacturing and Supply Chain

Mr. White became our Corporate Vice President and President, Global Commercial, effective February 22, 2021.

2021 PERFORMANCE HIGHLIGHTS

For companies in the healthcare industry, 2021 was a year of extraordinary challenges. Supply chain disruptions, new government mandates and regulatory shifts impacted numerous world markets, while the COVID-19 pandemic continued to affect individuals, communities and healthcare systems across the globe. Among other issues, the pandemic restricted elective medical procedures while increasing demand for select products. It also required us to conduct key business activities virtually, and it generated a range of inflationary and supply chain pressures. At the same time, we faced significant government and regulatory shifts, including the new Medical Device Regulation (MDR) in Europe, which requires us to overhaul our core manufacturing processes and recertify our products, as well as a ruling by the Centers for Medicare & Medicaid Services (CMS), which impacts reimbursement for our UroLift® System.

While these were formidable challenges, we were well-prepared to meet them. Our management team took decisive action to fulfill our customer commitments and ensure the safety of our employees. At the same time, we diligently executed our business plan, driving product innovation, growing margins and optimizing our business. As a result, we met the challenges of 2021, while delivering both operational excellence and record financial performance.

Our highlights for 2021 include:

•

We delivered strong financial results, meeting the high-end of our revenue growth projections for the year and exceeding market expectations through broad based growth across our product portfolio. We also exceeded our growth targets for operating margin expansion, earnings per share and cash flow from operations. This is especially significant given the pressures of the COVID-19 pandemic, which had an unpredictable and intermittent impact on market supply and demand throughout the year.

•	We accelerated organic growth, developing and marketing key products.

•

We successfully executed on a number of business optimization initiatives, including the integration of our acquired Z-Medica and HPC businesses, the divestiture of a significant portion of our respiratory business and implementation of a new global restructuring plan.

•	We deepened our corporate social responsibility commitment, expanding vital programs, including our diversity, equity & inclusion initiative, and taking measures to advance our environmental goals.

•	We continued to prioritize people, delivering measurable improvements in employee engagement, service quality and customer satisfaction.

Our 2021 performance underscores the strength and stability of our business model, and the value of our diversified product portfolio, which is intentionally positioned in a broad range of growth sectors, including many that depend on non-elective procedures. However, the driving force behind our success remains our people. Our employees around the world worked steadily through the pandemic, ensuring that we could continue to serve the needs of clinicians, patients and communities.

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2021 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Key Compensation Practices and Policies

What we do	What we don’t do
• Practice pay-for-performance, under which a significant percentage of our named executive officer compensation is at-risk and subject to achievement of corporate and individual performance goals

•  The Compensation Committee’s independent consultant performs no other work for the Company

•  We do not guarantee annual bonus or guarantee salary increases

•  No excise tax gross-ups for any change in control payments

•  Executives are prohibited from hedging or pledging our stock

•  Re-pricing of stock options is prohibited without stockholder approval

• Set challenging incentive plan goals
• Maintain an industry-specific peer group for benchmarking compensation
• Target named executive officer compensation to be within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee
• Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our stockholders’ interests

•  Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law

• Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program

• Maintain an independent Compensation Committee

• Consult with an independent compensation advisor on compensation levels and practices

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of the Board is responsible for the oversight of our executive compensation program. In 2021, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Kelly. Determinations concerning Mr. Kelly’s compensation were made by the independent members of the Board. In making these compensation decisions, both the Compensation Committee and the independent members of the Board were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to NYSE rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Kelly, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Kelly did not make recommendations as to his own compensation. While the Compensation Committee utilized this information and considered Mr. Kelly’s observations with regard to other executive officers, the ultimate determinations regarding compensation for our executive officers, other than Mr. Kelly, were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Kelly’s compensation, subject to approval by the independent members of the Board.

Determination of Compensation

In making its compensation determinations and recommendations for 2021, the Compensation Committee considered materials regarding executive compensation provided by FW Cook. Specifically, with respect to Mr. Kelly, the Compensation Committee reviewed a report provided by FW Cook that analyzed the compensation of Mr. Kelly in comparison to compensation provided to chief executive officers serving in similar capacities for companies within our designated peer group.

Generally, in selecting a peer group company, we use the following selection criteria:

•	Operations and Scale – We seek companies that have one-third to three times our market capitalization and revenues.

•	Business Characteristics –The peer group company should:

•	be publicly traded in the Unites States and included in the Health Care Equipment & Supplies Industry Group within the Global Industry Classification Standard (GICS);

•	be similar to us in terms of business complexity and labor markets and serve as a potential source of executive talent; and

•	maintain a business model similar to ours.

•

Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by four or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

The peer group that we utilized for 2021 was the same, with one exception, as the peer group we utilized for 2020, which was selected by the Compensation Committee following consideration of a report provided by FW Cook in October 2020 that included recommendations regarding the composition of the peer group. The only change to the peer group was to add DexCom, Inc., as it met substantially all of the peer group selection criteria. Not every company in the peer group meets all of the peer group selection criteria. Nevertheless, we believe that each of the companies selected represents a reasonable peer from the standpoint of size and business attributes.

The peer group for 2021 included the following companies (sometimes referred to below as the “Executive Compensation Peer Group”):

• Align Technology, Inc.	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Intuitive Surgical, Inc.
• DENTSPLY SIRONA Inc.	• LivaNova, PLC
• DexCom, Inc.	• NuVasive, Inc.
• Edwards Lifesciences Corporation	• ResMed Inc.
• Hill-Rom Holdings, Inc.	• STERIS plc
• Hologic, Inc.	• Varian Medical Systems, Inc.
• ICU Medical, Inc.

In addition to reviewing information from the peer group, the Compensation Committee reviews broader market surveys that cover a wider group of relevant companies to supplement the peer group perspective. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys and did not review or consider the identity of the individual companies comprising the survey data. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.

The historical data provided by FW Cook was adjusted to January 1, 2021, using a 3% per annum rate of increase, unless forward-looking compensation was disclosed. The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position target total direct compensation of our executives within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as importance of an executive’s role to Teleflex, experience, performance, skill set, anticipated difficulty in replacing an executive, and internal pay parity. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.

2021 COMPENSATION

Salaries

Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee increased salaries for Messrs. Powell and White by approximately 3.0 percent. Salaries for Messrs. Kelly, Hicks and Winters were increased by approximately 8.7, 10.0 and 8.0 percent, respectively, in order to more closely approximate the median of the comparative data.

Annual Executive Incentive Compensation

General

Under our annual incentive program, we provide meaningful cash incentive opportunities that are principally based upon the achievement of corporate financial performance objectives. As a result, a significant amount of an executive’s total cash compensation is subject to the achievement of these objectives. In 2021, for Messrs. Kelly, Powell, White and Hicks, 90 percent of the target award opportunity was based on corporate financial performance measures. For Mr. Winters, 50 percent of the target award opportunity was based on corporate financial performance measures and 40 percent was based on performance measures related to our Global Operations function. The remaining ten percent of an executive officer’s target award opportunity was based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe can enhance stockholder value.

2021 Award Components

The Compensation Committee determined to use the same corporate financial performance measures in 2021 as it used in 2020, except in the case of Mr. Winters, who in addition to corporate financial performance measures was also assigned certain measures relating to global operations. The weighting assigned to the corporate financial performance measures for Messrs. Kelly, Powell, White and Hicks also was unchanged.

In addition to the adjustments pertaining to specific financial performance measures described below, some adjustments, which are referred to below as the “general adjustments,” were made with respect to each of the financial performance measures. The general adjustments principally include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures were as follows:

•

To address the effect on each of the financial performance measures resulting from acquisitions and divestitures of assets or entities during 2021 that were not anticipated in our annual operating plan, the target amount for each financial performance measure was adjusted to reflect forecasted performance of such acquired or divested assets or entities.

•

To address costs and expenses related to 2021 acquisitions and divestitures to the extent that such costs and expenses were not contemplated by our annual operating plan, the actual results for each financial performance measure were adjusted to eliminate the effect of such costs and expenses.

These adjustments were made to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition and divestiture activities not contemplated by our annual operating plan. We did not make adjustments for acquisitions of distributors of our products effected as part of our ongoing “distributor to direct” sales conversion strategy, pursuant to which we seek to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to enable us to directly administer product distribution through the existing sub-distributors or new sub-distributors, since the principal focus of those acquisitions was to achieve the goals of the sales conversion strategy rather than to expand our operations through the acquisition of new businesses or products. General adjustments applied with respect to financial performance measures under our 2021 annual incentive program included adjustments related to the sale of substantially all of our respiratory business, which was completed in June 2021. No adjustments were made with respect to acquisitions.

The performance measures under our 2021 annual incentive program for our named executive officers, other than Mr. Winters, are set forth immediately below. All of these targets were established early in 2021.

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

•	Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to eliminate the following, net of any tax effect:

•	restructuring and other special charges;

•	intangible amortization expense;

•

the impact of costs incurred as a result of the requirement, under the EU Medical Device Regulation (“MDR”), that medical devices previously registered under the EU Medical Device Directive be re-registered, to the extent that such costs are among adjustments resulting in non-GAAP financial measures included in our public disclosures;

•	the impact of our repurchases, if any, of our common stock;

•	gains or losses with respect to investments in non-core, non-controlled affiliates made by us prior to 2012;

•	gains or losses on sales of businesses and assets to the extent not included in our annual operating plan;

•	any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan;

•	the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions;

•

the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” sales conversion strategy, as well as decreases in cost of goods sold required under GAAP as such repurchased inventory subsequently is sold;

•

the impact of settling, partially settling or otherwise concluding any tax audits or the filing of amended tax returns with respect to prior years, including any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”), net of any costs of settlement or other conclusion of such matters), but not including normal return to accrual adjustments booked in the ordinary course;

•	tax benefits or detriments resulting from the retroactive application to any prior year of any newly enacted tax legislation;

•	the impact of any statutory rate changes on deferred taxes.

As used with respect to adjustments for restructuring and other special charges, the term “special charges” includes restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent adjustments relating to such charges have been approved by the Compensation Committee. Special charges also include charges incurred in connection with the integration of acquisitions, to the extent that such charges are among adjustments resulting in non-GAAP financial measures included in our public disclosures; inventory step up charges incurred in connection with a specific acquisition; the accelerated depreciation of assets; and certain one-time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described above because we do not believe these items reflect the performance of our executives.

•	Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to eliminate the effect of:

•	cash expended in connection with any debt financing or other transaction affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan;

•	tax payments resulting from a gain on the sale of divested assets;

•	payments made (or refunds received) in connection with the settlement of tax audits or the filing of amended tax returns with respect to any prior tax years;

•	payments made to fund our defined benefit pension plans;

•	reductions in tax payments related to the retroactive application to any prior year of any newly enacted tax legislation;

•

restructuring or restructuring related payments not contemplated in our annual operating plan in connection with any Board approved restructuring plan or, if such payments were not made in connection with a Board approved restructuring plan, to the extent adjustments relating to any other restructuring plan adopted during the year have been approved by the Compensation Committee;

•	payments made or received in connection with litigation settlements to the extent not otherwise contemplated by our annual operating plan; and

•	contingent consideration payments related to acquisitions, to the extent not contemplated in our annual operating plan.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described above because the adjusted payments or refunds, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance in 2021.

•

Ten percent of the target award was based principally on satisfaction of individual performance objectives that were established in the early part of the year. For 2021, the individual performance objectives established for Mr. Kelly principally included goals related to achievement of certain objectives related to our strategic growth and margin expansion initiatives, execution on organizational initiatives and implementation of certain management development initiatives. The individual performance objectives established for our other named executive officers included objectives related to their respective functions.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Mr. Kelly’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount of the award to be allocated to each of the other named executive officers with respect to their performance after considering Mr. Kelly’s recommendations.

For Mr. Winters, who has responsibility for management of our manufacturing and distribution operations and supply chain, 50 percent of his target award was based upon the achievement of the corporate financial performance measures described above (22.5 percent based on corporate revenue, 20 percent on EPS and 7.5 percent on cash flow). We included the corporate financial performance measures because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity. An additional 40 percent of Mr. Winters’ target award was based upon the following performance measures related to our global operations:

•

Twenty-four percent of the target award was based on the amount of our “global operations financial performance,” which is defined as the sum of total operational variances plus fixed expenses within our consolidated income statement as approved in our annual budget for global operations, subject to certain exclusions and adjusted to eliminate the translational and transactional impacts of foreign currency fluctuations and to take into account the adjustments provided for with respect to the EPS metric to the extent applicable, except for adjustments related to the restructuring related costs which are factored into the global operations financial performance target.

We use global operations financial performance as a performance measure for Mr. Winters because we believe it is a reliable overall measure of the performance of our global operations function. Therefore, we believe a significant portion of the target award for an executive who is responsible for operations management should be based on this metric.

•

Ten percent of the target award was based on the amount of our “global operations service performance,” which is determined based on a measurement of the proportion of our total customer orders, subject to certain exclusions and adjustments, that we ship in full on or before the agreed upon ship date for such orders provided.

We use global operations service performance as a performance measure to focus our global operations team on the timely delivery of products to our customers, which we believe is a key factor in maintaining high customer satisfaction levels.

•

Six percent of the target award was based on “global operations days inventory on hand,” which is defined as the average of the number of days of our consolidated inventory we have on hand at the end of each fiscal quarter, calculated using the average of the days inventory on hand for each fiscal quarter during the year. The days inventory on hand for each fiscal quarter is calculated by dividing our average four month trailing net inventory set forth on our consolidated balance sheet by annualized consolidated three months trailing cost of goods sold for such fiscal quarter and then multiplying the result by 365 days.

We use global operations days inventory on hand as a performance measure because of the impact that inventory management can have on our working capital and operating efficiency.

As was the case for all of our other named executive officers, the remaining 10 percent of Mr. Winters’ target award was based on the achievement of individual performance objectives.

With respect to each of the financial performance measures generally, an executive’s incentive award could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target award, depending on the degree of variation from the target amount of the performance measure. There is no award with respect to a performance measure if performance is below the threshold level. In addition, the Compensation Committee may, in its discretion, reduce or eliminate awards payable to the named executive officers with respect to each financial performance measure.

With respect to the 2021 award ranges, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group.” The Performance Peer Group differs from the Executive Compensation Peer Group described above in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive Compensation Peer Group. Two companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the more relatively similar size of the constituent companies to ours, we believe the Performance Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Performance Peer Group consisted of the following companies:

• AngioDynamics, Inc.	• Hill-Rom Holdings, Inc.
• Avanos Medical, Inc.	• Medtronic plc
• Becton, Dickinson and Company	• Stryker Corporation
• Boston Scientific Corporation	• Zimmer Biomet Holdings, Inc.
• Edwards Lifesciences Corporation

Based on the foregoing considerations, the target established for each performance measure, the percentage of target performance that would entitle a participant to a minimum or maximum award with respect to each measure and the amount achieved in respect of each performance measure were as follows (percentages are approximate):

Percentage of Target Performance (and Amount) Required For
Performance Measure	Target Performance*	Minimum Award (25% of Target)*	Maximum Award (200% of Target)*	Amount Achieved
Corporate Revenue	$2,765.4 million	95% ($2,627.1 million)	105% ($2,903.7 million)	$2,811.7 million

EPS	$12.60	90% ($11.34)	110% ($13.86)	$13.32

Cash Flow	$484.1 million	80% ($387.3 million)	120% ($581.0 million)	$667.9 million

Global Operations Financial Performance	$107.6 million	114.1% ($122.7 million)	89.6% ($96.4 million)	$103.6 million

Global Operations Service Performance	90.0%	98.9% (89.0%)	101.1% (91.0%)	89.7%

Global Operations Days Inventory on Hand	162 days	103% (167 days)	98% (158 days)	155.51 days

*	Target Performance and Minimum and Maximum Award performance levels reflect the adjustments described above, to the extent applicable.

2021 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2021 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Liam J. Kelly	125%	$1,226,923
Thomas E. Powell	75%	$443,534
Jay K. White	70%	$393,885
Cameron P. Hicks	60%	$222,828
James P. Winters*	60%	$222,063

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2021 of 0.88295 euros per dollar.

The target award opportunity as a percentage of salary indicated in the table above for each named executive officer is unchanged from 2020 for Messrs. Powell and White and increased from 115% to 125 for Mr. Kelly and from 50% to 60% for Messrs. Hicks and Winters.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2021:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
L. Kelly	Corporate Revenue	40%	$639,570	130.3%
	EPS	35%	$676,613	157.6%
	Cash Flow	15%	$368,077	200.0%
	Individual Performance	10%	$122,692	100.0%
Total			$1,806,953	147.3%

T. Powell	Corporate Revenue	40%	$231,205	130.3%
	EPS	35%	$244,596	157.6%
	Cash Flow	15%	$133,060	200.0%
	Individual Performance	10%	$62,095	140.0%
Total			$670,957	151.3%

J. White	Corporate Revenue	40%	$205,324	130.3%
	EPS	35%	$217,216	157.6%
	Cash Flow	15%	$118,166	200.0%
	Individual Performance	10%	$55,144	140.0%
Total			$595,850	151.3%

C. Hicks	Corporate Revenue	40%	$116,156	130.3%
	EPS	35%	$122,883	157.6%
	Cash Flow	15%	$66,848	200.0%
	Individual Performance	10%	$30,082	135.0%
Total			$335,969	150.8%

J. Winters*	Corporate Revenue	22.5%	$65,113	130.3%
	EPS	20%	$69,978	157.6%
	Cash Flow	7.5%	$33,309	200.0%
	Global Operations Financial Performance	24%	$77,299	145.0%
	Global Operations Service Performance	10%	$17,376	78.3%
	Global Operations Days Inventory on Hand	6%	$26,648	200.0%
	Individual Performance	10%	$32,199	145.0%
Total			$321,923	145.0%

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2021 of 0.88295 euros per dollar.

The actual award payments to our named executive officers in respect of the financial and operational performance metrics under the terms of our 2021 annual incentive program are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. The actual award payments in respect of the individual performance component under our 2021 annual incentive program are reflected in the “Bonus” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation is designed to reflect the contribution of each executive officer to our company’s business strategy, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total direct compensation paid to our executives to be within a competitive range of the median of companies referenced in the comparative data. In this regard, we increased the total target equity compensation opportunity for Messrs. Kelly, Winters and Hicks to more closely approximate median compensation referenced in the comparative data.

The following table shows the total target equity incentive compensation opportunity approved for each of our named executive officers for 2021:

Name	Total Target Equity Incentive Compensation Opportunity
Liam J. Kelly	$5,750,000
Thomas E. Powell	$2,068,755
Jay K. White	$775,000
Cameron P. Hicks	$716,000
James P. Winters	$600,000

Components of the Equity Incentive Compensation Program

In 2021, our equity incentive compensation opportunity consisted of grants of stock options, restricted stock units and performance stock units, allocated in the same proportions as in 2020. We allocated 55 percent of the total target equity incentive compensation opportunity to stock options because we continue to believe that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance-based compensation that provides a strong alignment between return to stockholders and the compensation of executives.

We allocated 25 percent of the total equity incentive compensation opportunity to restricted stock units, which we granted to provide incentives to our executives to continue as employees of our company and increase stockholder value.

Finally, we allocated 20 percent of the total equity incentive compensation opportunity to performance stock units, or “PSUs.” We granted performance stock units to increase management’s focus on longer-term, profitable growth opportunities, including both internal growth and growth through acquisitions, while maintaining stockholder value. In addition, we believe the performance criteria for vesting of the performance stock units, which are described below, appropriately condition superior pay on superior performance, consistent with our objective to create a compensation structure that in large part is based on achievement of performance goals. Finally, we believe that the potential adjustment of the number of vested units based on changes in our stock price relative to a specified peer group, as described below, adds a useful competitive element and directly aligns our executives’ incentives with long-term stockholder returns.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2021 that represented 55 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in February 2021 at $109.42 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Liam J. Kelly	28,902
Thomas E. Powell	10,399
Jay K. White	3,896
Cameron P. Hicks	3,599
James P. Winters	3,016

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amounts for option awards included in the “Option Awards” column of the Summary Compensation Table generally reflects the aggregate grant date fair value of each named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In February 2021, we granted restricted stock units to our named executive officers that represented 25 percent of their respective total target equity incentive compensation opportunities. Upon vesting, a restricted stock unit is converted into one share of our common stock. We valued the restricted stock units granted in February 2021 at $389.17 per unit. This value was determined based upon the 30-day trailing average closing price of our common stock prior to the date of grant, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Liam J. Kelly	3,694
Thomas E. Powell	1,329
Jay K. White	498
Cameron P. Hicks	460
James P. Winters	385

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Performance Stock Units

The performance stock units are designed to focus our executives’ efforts on specific long-term goals. In 2021, acting upon insights learned from the global COVID-19 pandemic and mindful of its continuing impact on world economic and business conditions generally, and our operations and financial results in particular, our Compensation Committee, in consultation with FW Cook, elected to make certain changes to the manner in which our performance stock unit grants are structured.

Prior to 2021, the number performance stock units that could ultimately be earned under each award was principally dependent upon our performance during a three-year performance period (the “Performance Period”) with respect to two financial performance measures, corporate revenue growth and EPS growth. In addition, the number of performance stock units that ultimately was converted into shares of our common stock upon vesting was subject to further adjustment based on application of the “RTSR Modifier,” which was based on a comparison of our total stockholder return to the total stockholder return of a designated group of public companies.

Grants made in 2018, 2019 and 2020 all included the 2020 calendar year in the respective Performance Period. As such, the performance targets associated with each of these grants were without regard to the potential impacts of the COVID-19 pandemic, and our ability to achieve these targets was affected by the impacts of the pandemic through 2020. Our Compensation Committee elected not to adjust the targets for any of these performance periods, and thus there was no payout with respect to the grant made in 2018 with a Performance Period from 2018-2020. The payout with respect to the grant made in 2019 with a Performance Period from 2019 to 2021 was 1.1% of the target award opportunity, which we believe was largely the result of the impact of the COVID-19 pandemic on our results during 2020 and 2021. The results for the 2020 grant with a Performance Period 2020-2022 is unclear.

In considering modifications to the performance stock unit program for 2021, our Compensation Committee affirmed its continued view that the appropriate performance elements remained corporate revenue growth as well as a measure designed to reflect growth in profitability, as modified by the RTSR Modifier. However, the Committee determined that it would be appropriate to modify the program to account for potential unforeseen and/or uncontrollable externalities. As such, the Committee determined to replace the three-year Performance Period for each grant with three discrete one-year targets for each metric, and to allow the results for each year to be “banked” – in other words, to stand on their own, regardless of the performance with respect to each metric in any of the other years. This change was designed to maintain a long-term growth focus but to avoid factoring in any penalty or benefit that might arise due to business operating externalities that are either unforeseen or uncontrollable (for example, a resurgence of COVID-19). The final award payment would be the result of the three-year RTSR multiplier applied to the “banked” payouts from each of the three years of financial results relevant to each grant.

The Committee also determined to replace EPS growth as the profitability measure, and to instead use growth in operating profit. This change was designed to maintain financial performance accountability without penalty/benefit from uncontrollable and material non-operating externalities, such as changes in United States tax law.

Additional information regarding the financial measures utilized in connection with the performance stock units granted in 2021 to participating executive officers is set forth below:

•

Sixty percent of the performance stock unit target award opportunity is based on “constant currency revenue growth,” which will be calculated by taking the average of our constant currency revenue growth for each year during the Performance Period. “Constant currency revenue growth” means the change in our consolidated net revenues, expressed as a percentage, during a calendar year (the “Comparison Year”), as compared to the previous year (the “Base Year”), adjusted to eliminate the impact of foreign currency exchange rate fluctuations from year to year, as well as the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer term business plan.

If, during the Performance Period, we acquire another entity or all or substantially all of the assets of another entity (an “Acquired Business,” which does not include a distributor that we acquire as part of our “distributor to direct” sales strategy), constant currency revenue growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. Similarly, if we divest any of our businesses (a “Divested Business”) during the Performance Period, constant currency revenue growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs.

We use constant currency revenue growth as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth over the long term. Moreover, by providing for the inclusion in the computation of constant currency revenue growth of Acquired Businesses and exclusion of Divested Businesses (including pro forma inclusion or exclusion for designated pre-acquisition or pre-disposition periods), we seek to focus management on the achievement of effective year-over-year “core” growth throughout the Performance Period. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

As initially granted, the number of stock units underlying a performance stock award is equal to the target number of performance stock units, and 60 percent of the target number of performance stock units granted to an executive are subject to adjustment based to our performance with respect to the constant currency revenue growth financial measure. The actual number of performance stock units ultimately underlying a performance stock award, before giving effect to the RTSR Modifier, could range from a minimum of one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the constant currency revenue growth financial measure; no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the constant currency revenue growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the constant currency revenue growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the constant currency revenue growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the constant currency revenue growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

•

Forty percent of the performance stock unit target award opportunity is based on “adjusted operating profit growth,” which will be calculated based on the growth in our adjusted operating profit for the applicable Performance Period. “Adjusted operating profit” is our adjusted income (loss) from continuing operations for the year in question, as reported in our earnings press releases. Adjusted operating profit growth will be further adjusted to reflect the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer-term business plan.

If we acquire an Acquired Business during the Performance Period, adjusted operating profit growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business and interest expense related to the purchase price for the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In addition, if we make any contingent consideration payment during the Performance Period with respect to the Acquired Business that is acquired during the Performance Period, adjusted operating profit growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest expense related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

If we divest a Divested Business during the Performance Period, adjusted operating profit growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business and include interest savings related to the proceeds from divestiture of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divesture occurs. In addition, if we receive a contingent consideration payment during the Performance Period with respect to a Divested Business that is divested during the Performance Period, adjusted operating profit growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest savings related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

We use adjusted operating profit growth as a performance measure because we believe that it provides a good indication of management’s long-term overall performance with respect to our enterprise, including the results of businesses acquired during the Performance Period, without giving effect to results of businesses that we no longer own. We based the financial measure on our adjusted operating profit, as reported in our earnings press releases, because we believe it is a key financial measure used by investors, and by including it as a financial measure for the performance stock units, we can better focus on encouraging performance that addresses investors’ long-term expectations. As is the case with the constant currency revenue growth financial measure, we provide for the inclusion of Acquired Businesses and the exclusion of Divested Businesses to focus on management’s achievement of “core growth,” for which the results of Divested Businesses are not relevant. We adjust for interest expense and interest savings, with respect to contingent consideration payments or receipts related to Acquired Businesses and Divested Businesses, respectively, because they offset variations in year over year results that otherwise may result from the timing of contingent consideration payments.

As is the case with respect to the constant currency revenue growth financial measure, the minimum award with respect to the adjusted operating profit growth metric is one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the adjusted operating profit growth financial measure (before application of the RTSR Modifier); no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the adjusted operating profit growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the adjusted operating profit growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the adjusted operating profit growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the adjusted operating profit growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

After the number of performance stock units underlying a performance stock unit award is determined as set forth above, the number of performance stock units underlying a performance stock award is subject to an adjustment, referred to below as the “RTSR Modifier.” The RTSR Modifier is based on our total stockholder return relative to the total stockholder return of 28 companies, all of which are within the same GICS industry group (Health Care Equipment & Supplies) as Teleflex. These companies, collectively referred to as the “RTSR Peer Group,” are set forth below (as described below, it is possible that, based on subsequent events, a company may be removed from the RTSR Peer Group):

• Abbott Laboratories	• ICU Medical, Inc.
• ABIOMED, Inc.	• IDEXX Laboratories, Inc.
• Align Technology, Inc.	• Integra Lifesciences Holding Corporation
• Baxter International Inc.	• Intuitive Surgical, Inc.
• Becton, Dickinson and Company	• LivaNova PLC
• Boston Scientific Corporation	• Masimo Corporation
• Cantel Medical Corp.*	• Medtronic plc
• The Cooper Companies, Inc.	• NuVasive, Inc.
• Danaher Corporation	• Penumbra, Inc.
• DENTSPLY SIRONA Inc.	• ResMed Inc.
• DexCom, Inc.	• STERIS plc
• Edwards Lifesciences Corporation	• Stryker Corporation
• Globus Medical, Inc.	• Varian Medical Systems, Inc.*
• Hill-Rom Holdings, Inc.*	• Zimmer Biomet Holdings, Inc.
• Hologic, Inc.

*	Denotes company to be removed from RTSR Peer Group due to its having been acquired and no longer existing as a public company, in accordance with the adjustments described below.

The RTSR Modifier will be applied based on the extent to which our rate of return reflecting stock price appreciation of our common stock from January 1, 2021 to December 31, 2023 exceeds/trails the rate of return reflecting stock price appreciation of the common stock (or equivalent security) of each of the RTSR Peer Group companies during the same period. For the purposes of this calculation, the price of our common stock and the stock price of the companies in the RTSR Peer Group will be based upon the average of the stock price on the principal stock exchange on which the stock is traded for the 20 trading days immediately preceding the first and last day of the Performance Period. Based upon the percentage of RTSR Peer Group companies whose total stockholder return is exceeded by our total stockholder return during the three-year Performance Period (the “RTSR Ranking”), the number of performance stock units that would vest solely as a result of financial measure performance will be modified as follows:

Teleflex RTSR Ranking	Percentage Modification of PSUs Underlying a PSU Award
< 25% 25% to 40% > 40% to 60% > 60% to 75% > 75%	- 25% - 25% to 0%* 0% 0% to 25%* 25%

* Amounts within the indicated ranges will be determined using linear interpolation.

The RTSR Peer Group will be subject to the following adjustments:

•

If a RTSR Peer Group company files for bankruptcy and/or liquidation or is operating under bankruptcy protection (each of which is referred to below as a “bankruptcy event”), it will be deemed to have a total stockholder return during the Performance Period of minus 100%.

•

If a RTSR Peer Group company is acquired and is no longer existing as a public company whose stock is traded on its primary stock exchange (other than due to a bankruptcy event), it will be removed from the RTSR Peer Group.

A RTSR Peer Group company will continue to be included in the RTSR Peer Group so long as its shares remain publicly traded. If, as a result of a reorganization of a RTSR Peer Group member, an entity is a successor to all or substantially all of the primary business of the RTSR Peer Group member, that entity will be deemed to be a Peer Group member, subject to the adjustments described above. No companies will be added to the RTSR Peer Group during the Performance Period.

We included the RTSR Modifier with respect to the calculation of the number of shares, if any, to be provided upon vesting of the performance stock units because we wanted the ultimate number of shares underlying the performance stock units to be based in part on the performance of our common stock, thereby directly aligning management incentives with long-term stockholder returns. We based the RTSR Modifier on return relative to other companies to reduce the impact of changes in general market conditions that are outside of management’s control. Such changes could have a meaningful impact if we measured the total stockholder return of our common stock on an absolute basis (i.e., without reference to the total stockholder return of other companies). In addition, we selected the RTSR Peer Group to avoid penalizing or rewarding management with respect to industry-wide conditions generally affecting the members of the RTSR Peer Group.

Our February 2021 grant of performance stock units to the named executive officers was based upon 20 percent of their respective target total equity incentive compensation opportunity. Each performance stock unit is converted into one share of our common stock upon vesting. For purposes of determining the number of performance stock units granted to each named executive officer, we valued the performance stock units at $405.98 per unit. This value was determined using a Monte Carlo valuation model, which simulates a range of possible future stock prices for Teleflex and the companies in the RTSR Peer Group, considering the probable outcome with respect to performance conditions over the Performance Period to determine value related to the RTSR Modifier. However, in contrast to the valuation used to determine the number of performance stock units to be granted to each named executive officer, the dollar amounts for performance stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See Note 2 to the Summary Compensation Table for additional information.

The number of performance stock units underlying a performance stock award initially were determined based on the target award, without giving effect to the RTSR Modifier. However, as described above, the number of performance stock units, if any, that ultimately will underlie a performance stock unit award (and be converted upon vesting into our common stock, on a one share per performance stock unit basis) will be adjusted based on our actual performance with respect to the two financial measures and the application of the RTSR Modifier.

The named executive officers received the respective numbers of performance stock units, based on target performance and without giving effect to the RTSR Modifier, set forth in the table below:

Name	Target Number of PSUs
Liam J. Kelly	2,833
Thomas E. Powell	1,019
Jay K. White	382
Cameron P. Hicks	353
James P. Winters	296

Our Equity Grant Practices

Stock options, restricted stock units and performance stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Our restricted stock units generally vest on the third anniversary of the date of grant and, to the extent that they vest, the performance stock units granted in 2021 to our named executive officers also vest on the third anniversary of the date of grant. We believe that these vesting terms provide our executives with a meaningful incentive for continued employment. The Board has delegated to Mr. Kelly, as the sole member of the Non-Executive Equity Awards Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. These equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance, reimbursement for financial planning services, term life insurance coverage and executive physical examinations. In addition, we provide to Mr. Kelly personal use of our corporate aircraft for up to a maximum of 50 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $190,000. We also provide to Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $95,000. In addition, in 2021, Mr. Hicks was permitted to use the corporate aircraft in connection with an emergency situation. Messrs. Kelly, Powell and Hicks are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of Messrs. Kelly, Powell, White and Hicks provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or “cause” (as defined in the severance agreements) or if he terminates employment for “good reason” (as defined in the severance agreements), except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” (as defined in the severance agreements) following termination of 24 months for each of Messrs. Kelly and Powell, and nine to 12 months for each of Messrs. White and Hicks, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”); for this purpose, target performance will be assumed with respect to any individual performance component. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

Mr. Winters, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide him with six months prior notice of termination of his employment (the “notice period”), and we may choose to relieve him of his employee duties during the notice period while continuing to provide salary and contractual benefits to him. Our severance agreement with Mr. Winters provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide him base salary during a “severance compensation period” of nine to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, his severance compensation period is reduced by the term of the notice period. If applicable, Mr. Winters also is eligible to receive a pro-rated payment of his annual incentive award for a performance period if he receives his notice of termination before the last day but after completion of at least six months of the performance period; for this purpose, target performance will be assumed with respect to any individual performance component. Mr. Winters’ severance agreement also provides for continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or “cause” (as defined in the change in control agreements), or if the executive terminates employment for “good reason” (as defined in the change in control agreements), in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Kelly, two years for Mr. Powell, and 18 months for Messrs. White, Winters and Hicks) following termination (or, in the case of Mr. Winters, following the issuance of a notice of termination, subject to reduction if he receives certain benefits under his contract of employment or under Irish law). In addition, such payments include specified multiples (generally, three times for Mr. Kelly, two times for Mr. Powell, and 1.5 times for Messrs. White, Winters and Hicks) of the target bonus that would be payable under any company cash bonus plan in the year following termination (in the case of Mr. Winters, the target bonus that would be payable in the year following the year in which his notice of termination is given). The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Mr. Winters, prior to the date his notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.

For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which U.S.-based executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit and performance stock unit awards. Each of our named executive officers, other than Mr. Winters, is eligible to participate in the Deferred Compensation Plan. Mr. Winters participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of base salary, depending upon the level of his contributions under the plan.

In addition, the named executive officers, other than Mr. Winters, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Kelly and Powell and three percent for Messrs. White and Hicks), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the narrative and table under “Nonqualified Deferred Compensation — 2021” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. As a result, all compensation we pay to specified executive officers is subject to the deductibility limit. The deductibility of stock-based compensation is uncertain at the time of grant due to the fact that such determination is made subsequent to the grant date and is based on the income of such executive officers in those subsequent periods. Nevertheless, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

CLAWBACK POLICY

Under our Policy Regarding Recoupment of Executive Incentive-Based Compensation, the Board may, to the extent permitted by governing law, direct us to recover or cancel all or a portion of any incentive-based compensation awarded to any of our current or former executive officers (defined to include, for this purpose, any current or former chief accounting officer) based upon the achievement of certain financial results if:

•

the financial results upon which the award was based were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;

•	the current or former executive officer engaged in fraud, willful misconduct or gross negligence that was a significant contributing factor in causing the restatement; and

•	a lower award would have been made to the current or former executive officer based upon the restated financial results.

The amount of incentive-based compensation that we may seek to recover is, to the extent permitted by applicable law and subject to the discretion of the Board, the amount received by the current or former executive officer during the three-year period preceding the date on which we are required to prepare an accounting restatement that is in excess of the amount that the current or former executive officer would have received under the accounting restatement.

In determining whether to require a current or former executive officer to reimburse us or forfeit an award, and, if required, the amount of any such reimbursement or forfeiture, the Board may take into account such considerations as it deems appropriate. The Board also may delegate one or more of its duties or powers under the policy to one or more committees of the Board consisting solely of independent directors.

Any recoupment under the policy will be in addition to, and will not preclude, any other remedies that may be available to Teleflex.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of stock ownership value as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

For purposes of satisfying the guidelines, the value of common stock owned by the executive and members of his or her immediate family who reside with the executive, and the value attributable to shares in our 401(k) plan and restricted stock units, including restricted stock units as to which settlement has been deferred under our deferred compensation plan, are included in the aggregate number of shares held by the executive. Shares underlying stock options and unvested performance stock units are not included in the calculation. Each of our executive officers has until five years after the date of his or her appointment or promotion to an executive officer position to satisfy the required stock ownership value. As of December 31, 2021, each of our named executive officers had satisfied the applicable stock ownership level or had additional time to do so in accordance with the policy.

PLEDGING AND HEDGING POLICIES

We have a policy that prohibits our directors and executive officers, as well as certain other individuals who may be designated from time to time, from (i) purchasing Teleflex securities on margin, or borrowing against any account in which Teleflex securities are held, or pledging Teleflex securities as collateral for a loan, and (ii) trading in options, warrants, puts and calls or similar instruments on Teleflex’s securities or selling such securities “short,” as well as from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Teleflex’s equity securities.

2021 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2021 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2021 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 89.5 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE

GEORGE BABICH, JR., CHAIR

ANDREW A. KRAKAUER		STUART A. RANDLE

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Liam J. Kelly, our Chief Executive Officer in 2021, to the median of the annual total compensation of our employees other than Mr. Kelly. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Kelly’s annual total compensation to that of the median employee. For 2021, our last completed fiscal year:

•	Mr. Kelly’s annual total compensation was $8,673,632.

•	Our median employee’s annual total compensation was $34,907.

•	The ratio of Mr. Kelly’s annual total compensation to our median employee’s annual total compensation was 248 to 1.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Methodology

Date Used to Determine Employee Population and Median Employee

For purposes of identifying the median employee in 2021, we selected October 1, 2021 to be the date as of which we would determine our employee population.

Composition of Employee Population

We determined that, as of October 1, 2021, we had 14,125 employees globally. Of that amount, 3,667 were U.S. employees and 10,458 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 630 employees (approximately 4.5% of our employees) located in 21 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	36
Belgium	18
Brazil	10
Canada	34
Chile	10
Colombia	14
Greece	27
Japan	85
South Korea	35
Netherlands	23
New Zealand	8
Poland	16

Country	No. of Employees
Portugal	3
Singapore	76
Slovakia	5
South Africa	43
Spain	67
Switzerland	12
Taiwan	25
Thailand	15
United Kingdom	68
Total	630

After excluding the employees listed above, we determined the identity of our median employee from a population of 13,495 employees, including 3,667 U.S. employees and 9,828 non-U.S. employees.

Pay Data Used

To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2020 to September 30, 2021. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2020 to September 30, 2021. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2020 to September 30, 2021.

The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and, after giving effect to the cost of living adjustment described below, is the median employee for purposes of the comparison to Mr. Kelly’s annual total compensation.

Cost of Living Adjustments

As part of the methodology we used to identify the median employee, we made cost of living adjustments to the compensation of non-U.S. employees to reflect the cost of living in the U.S., where Mr. Kelly resides. The cost of living adjustments were made through application of purchasing power parity conversion ratios that were obtained from numbeo.com, a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. Because the median employee identified after application of the cost of living adjustment resides in the U.S., no cost of living adjustment was made with regard to the median employee’s compensation. Had we not made the cost of living adjustments with respect to our non-U.S. employees, we would have had a different median employee, who works in the Czech Republic and whose annual total compensation would have been $17,260. As a result, the ratio of Mr. Kelly’s compensation to the median employee’s compensation would have been 503 to 1.

SUMMARY COMPENSATION TABLE – 2021

The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer, and with respect to each of our three other most highly compensated executive officers during 2021, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Liam J. Kelly Chairman, President and Chief Executive Officer	2021 2020 2019	$981,539 $943,404 $868,635	$122,692 $650,949 –	$2,664,264 $1,975,833 $2,047,401	$3,000,606 $2,343,414 $2,407,030	$1,684,260 $216,983 $1,197,048	– – –	$220,273 $197,766 $262,644	$8,673,634 $6,328,349 $6,782,758

Thomas E. Powell Executive Vice President and Chief Financial Officer	2021 2020 2019	$591,378 $594,287 $551,452	$62,095 $267,429 –	$958,430 $818,224 $962.044	$1,079,624 $970,502 $1,131,010	$608,862 $89,143 $495,609	$634 $8,914 $4,618	$174,546 $128,458 $157,914	$3,475,569 $2,876,957 $3,302,646

Jay K. White(8) Corporate Vice President and President, Global Commercial	2021	$562,692	$55,144	$359,209	$404,483	$540,706	$40	$71,990	$1,994,264

Cameron P. Hicks Corporate Vice President and Chief Human Resources Officer	2021 2020 2019	$371,381 $354,543 $328,989	$30,082 $106,363 –	$331,862 $251,725 $295,933	$373,648 $298,576 $384,024	$305,887 $35,454 $177,405	– – –	$64,104 $47,450 $51,469	$1,476,964 $1,094,111 $1,201,820

James P. Winters(9) Corporate Vice President, Manufacturing and Supply Chain	2021 2020	$370,104 $367,976	$32,199 $26,649	$277,986 $203,500	$313,121 $241,500	$289,724 $120,541	– –	$66,449 $64,685	$1,349,583 $1,024,931

(1)

The amounts shown in this column reflect the actual amount of base salary paid to the named executive officers. The amount of salary actually received in any year may differ from the named executive officer’s annual base salary amount due to the number of payroll periods in the year and the timing of changes in base salary. Messrs. Kelly, Powell, White and Hicks deferred $78,523 $29,569, $112,538 and $11,141, respectively, of their 2021 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information.

(2)

The amounts shown in this column represent the amounts we paid each of the named executive officers in respect of the achievement of individual performance objectives under our 2021 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2021 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell and White deferred $12,269, $12,419 and $11,029, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information.

(3)

The amounts shown in this column include the aggregate grant date fair value of the restricted stock units and performance stock units we granted to each of the named executive officers in 2021, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. See “Grants of Plan-Based Awards – 2021” for additional information.

The grant date fair value of the performance stock units granted to the named executive officers, without application of the RTSR Modifier and assuming (i) the target level of performance will be achieved and (ii) the maximum payout level of performance will be achieved, determined in accordance with ASC Topic 718, is set forth in the table below.

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Liam J. Kelly	$1,187,735	$2,375,471
Thomas E. Powell	$ 427,216	$ 854,432
Jay White	$ 160,154	$ 320,307
Cameron P. Hicks	$ 147,995	$ 295,991
James P. Winters	$ 124,098	$ 248,196

(4)

The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2021, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC. See “Grants of Plan-Based Awards – 2021” for additional information.

(5)

The amounts shown in this column represent the amounts we paid to each of the named executive officers in respect of the achievement of financial and operational performance metrics under our 2021 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2021 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell and White deferred $168,426, $121,772 and $108,141, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information.

(6)

The amounts shown in this column with respect to Messrs. Powell and White reflect above-market interest earned in 2021 in respect of deferred compensation under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information.

(7)

The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s defined contribution retirement plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Kelly, Powell, White and Hicks, the amounts shown in this column also include the non-elective and matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are based either on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. White, Hicks and Winters). The amount set forth below with respect to the costs we incurred to provide Messrs. Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Kelly	$14,500	$109,947	$5,645	$90,181
Mr. Powell	$14,500	$54,901	$3,406	$101,739
Mr. White	$14,500	$35,087	$3,240	$19,163
Mr. Hicks	$14,500	$16,743	$2,137	$30,724
Mr. Winters	$44,406	–	$935	$21,108

(a)

The amounts shown in this column include the following benefits: (a) for Mr. Kelly, $46,663 in incremental costs we incurred to provide him with personal use of our aircraft, $32,664 in incremental costs we incurred to provide him with use of a company automobile, $7,129 in costs we incurred in connection with financial planning services, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers; (b) for Mr. Powell, $76,533 in incremental costs we incurred to provide him with personal use of our aircraft, $24,481 in incremental costs we incurred to provide the use of a company automobile and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers; (c) for Mr. Hicks, $16,799 in incremental costs we incurred to provide him with personal use of our aircraft, an automobile car allowance of $10,200, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of de minimis attendee gifts provided to him in connection with our corporate retreats for senior managers; (d) for Mr. White, an automobile allowance of $10,200, $8,000 in incremental costs we incurred to provide him with financial planning services and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers; and (e) for Mr. Winters, an automobile allowance of $20,383 and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers.

(8)	Mr. White was initially designated as an executive officer in February 2021.

(9)

Mr. Winters was initially designated as an executive officer in February 2020. We pay Mr. Winters’ cash compensation in euros. The amounts reported for him in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns (with respect to amounts included in that column other than amounts in the “Stock Awards” and “Option Awards” column) were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used for 2021 was 0.88295 euros per dollar.

GRANTS OF PLAN-BASED AWARDS – 2021

The following table sets forth information regarding our grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2021.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
L. Kelly	2/23/2021 3/2/2021 3/2/2021 3/2/2021	2/23/2021 2/23/2021 2/23/2021 2/23/2021	$306,731 – – –	$1,226,923 – – –	$2,453,846 – – –	– – – 28	– – – 2,833	– – – 7,083	– – 3,694 –	– 28,902 – –	– $403.78 – –	– $3,000,606 $1,476,529 $1,187,735

T. Powell	2/22/2021 3/2/2021 3/2/2021 3/2/2021	2/22/2021 2/22/2021 2/22/2021 2/22/2021	$110,884 – – –	$443,534 – – –	$887,068 – – –	– – – 10	– – – 1,019	– – – 2,548	– – 1,329 –	– 10,399 – –	– $403.78 – –	– $1,079,624 $531,215 $427,216

J. White	2/22/2021 3/2/2021 3/2/2021 3/2/2021	2/22/2021 2/22/2021 2/22/2021 2/22/2021	$98,471 – – –	$393,885 – – –	$787,770 – – –	– – – 4	– – – 382	– – – 955	– – 498 –	– 3,896 – –	– $403.78 – –	– $404,483 $199,056 $160,154

C. Hicks	2/22/2021 3/2/2021 3/2/2021 3/2/2021	2/22/2021 2/22/2021 2/22/2021 2/22/2021	$55,707 – – –	$222,828 – – –	$445,656 – – –	– – – 4	– – – 353	– – – 883	– – 460 –	– 3,599 – –	– $403.78 – –	– $373,648 $183,867 $147,995

J. Winters	2/22/2021 3/2/2021 3/2/2021 3/2/2021	2/22/2021 2/22/2021 2/22/2021 2/22/2021	$55,516 – – –	$222,063 – – –	$444,126 – – –	– – – 3	– – – 296	– – – 740	– – 385 –	– 3,016 – –	– $403.78 – –	– $313,121 $153,888 $124,098

(1)

Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2021 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2021 Compensation,” for additional information regarding the annual incentive awards.

(2)

Represents the threshold, target and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted to each named executive officer under our 2014 Stock Incentive Plan. See the section entitled “Equity Incentive Compensation – Performance Stock Units” under “Compensation Discussion and Analysis – 2021 Compensation” for additional information regarding the performance stock units. The threshold amount assumes the maximum reduction in PSUs underlying the PSU award after application of the RTSR Modifier, and the maximum amount assumes the maximum increase in PSUs underlying the PSU award after application of the RTSR Modifier.

(3)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2021 Compensation,” for additional information regarding the restricted stock units.

(4)

The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2021 Compensation,” for additional information regarding the stock option awards.

(5)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the effective date of grant.

(6)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units, performance stock units and option awards granted in 2021, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2021

The following table sets forth information with respect to the outstanding stock options, unvested restricted stock units and unvested performance stock units held by each named executive officer on December 31, 2021.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
L. Kelly	3/2/2021	–	–	–	–	–	–	2,833	$930,584
	3/2/2021	–	–	–	–	3,694	$1,213,405	–	–
	3/2/2021	–	28,902	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	2,397	$787,367
	2/25/2020	–	–	–	–	3,215	$1,056,063	–	–
	2/25/2020	10,457	20,914	$348.11	2/25/2030	–	–	–	–
	2/26/2019	–	–	–	–	–	–	3,014	$990,039
	2/26/2019	–	–	–	–	3,960	$1,300,781	–	–
	2/26/2019	23,515	11,758	$288.38	2/26/2029	–	–	–	–
	2/27/2018	34,676	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	29,163	–	$191.18	2/28/2027	–	–	–	–
	5/3/2016	3,366	–	$157.46	5/3/2026	–	–	–	–
	3/1/2016	33,211	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	7,380	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	29,084	–	$121.00	2/25/2025	–	–	–	–
	4/1/2014	3,081	–	$107.47	4/1/2024	–	–	–	–
	2/26/2014	23,175	–	$101.12	2/26/2024	–	–	–	–
	3/14/2013	3,579	–	$82.26	3/14/2023	–	–	–	–
	2/26/2013	22,383	–	$78.62	2/26/2023	–	–	–	–

T. Powell	3/2/2021	–	–	–	–	–	–	1,019	$334,721
	3/2/2021	–	–	–	–	1,329	$436,550	–	–
	3/2/2021	–	10,399	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	993	$326,181
	2/25/2020	–	–	–	–	1,331	$437,207	–	–
	2/25/2020	4,330	8,662	$348.11	2/25/2030	–	–	–	–
	2/26/2019	–	–	–	–	–	–	1,416	$465,128
	2/26/2019	–	–	–	–	1,861	$611,301	–	–
	2/26/2019	11,049	5,525	$288.38	2/26/2029	–	–	–	–
	2/27/2018	15,660	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	21,872	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	31,882	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	4,613	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	9,339	–	$121.00	2/25/2025	–	–	–	–

J. White	3/2/2021	–	–	–	–	–	–	382	$125,479
	3/2/2021	–	–	–	–	498	$163,583	–	–
	3/2/2021	–	3,896	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	306	$100,515
	2/25/2020	–	–	–	–	411	$135,005	–	–
	2/25/2020	1,336	2,674	$348.11	2/25/2030	–	–	–	–
	2/26/2019	–	–	–	–	–	–	314	$103,143
	2/26/2019	–	–	–	–	413	$135,662	–	–
	2/26/2019	2,450	1,226	$288.38	2/26/2029	–	–	–	–
	2/27/2018	3,356	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	5,468	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	4,428	–	$144.79	3/1/2026	–	–	–	–

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
C. Hicks	3/2/2021	–	–	–	–	–	–	353	$115,953
	3/2/2021	–	–	–	–	460	$151,101	–	–
	3/2/2021	–	3,599	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	305	$100,186
	2/25/2020	–	–	–	–	410	$134,677	–	–
	2/25/2020	1,332	2,665	$348.11	2/25/2030	–	–	–	–
	2/26/2019	–	–	–	–	–	–	436	$143,217
	2/26/2019	–	–	–	–	572	$187,891	–	–
	2/26/2019	3,400	1,700	$288.38	2/26/2029	–	–	–	–
	2/27/2018	5,358	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	8,056	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	10,999	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	3,001	–	$121.00	2/25/2025	–	–	–	–

J. Winters	3/2/2021	–	–	–	–	–	–	296	$97,230
	3/2/2021	–	–	–	–	385	$126,465	–	–
	3/2/2021	–	3,016	$403.78	3/2/2031	–	–	–	–
	2/25/2020	–	–	–	–	–	–	247	$81,135
	2/25/2020	–	–	–	–	331	$108,727	–	–
	2/25/2020	1,078	2,156	$348.11	2/25/2030	–	–	–	–
	2/26/2019	–	–	–	–	427	$140,261	–	–
	2/26/2019	2,142	1,072	$288.38	2/26/2029	–	–	–	–
	4/23/2018	1,729	–	$271.70	4/23/2028	–	–	–	–

(1)	All stock options vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock units fully vest on the third anniversary of the grant date.

(3)

The amounts set forth in this column represent the market value of the unvested restricted stock units held by the named executive officer based on a market price of $328.48 per share, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange.

(4)	Subject to the actual level of performance achieved, performance stock units granted in (a) 2019 vested on February 26, 2022 and (b) 2020 and 2021 will vest on the third anniversary of the grant date.

(5)

Assumes that target performance is achieved with respect to the performance stock units, without application of the RTSR Modifier. If maximum performance is achieved (including the maximum increase in performance stock units after application of the RTSR Modifier), the number of shares (and market value of such shares) to be issued following vesting of performance stock units is as follows:

	2021 Performance Stock Units		2020 Performance Stock Units		2019 Performance Stock Units
Name	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares
L. Kelly	7,083	$2,326,624	5,993	$1,968,581	7,535	$2,475,097
T. Powell	2,548	$836,967	2,483	$815,616	3,540	$1,162,819
J. White	955	$313,698	765	$251,287	785	$257,857
C. Hicks	883	$290,048	763	$250,630	1,090	$358,043
J. Winters	740	$243,075	618	$203,001	–	–

The market value of the unvested performance stock units is calculated based on a market price of $328.48 per share, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange. In February 2022, our Compensation Committee determined that given performance against the performance criteria established for the performance stock unit awards issued in 2019, which was substantially impacted by the COVID-19 pandemic during the years 2020 and 2021, vesting of only a de minimis amount of the units was appropriate.

OPTION EXERCISES AND STOCK VESTED – 2021

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Liam J. Kelly	17,974	$5,243,584	4,120	$1,640,254
Thomas E. Powell	–	–	1,861	$740,901
Jay K. White	–	–	399	$158,850
Cameron P. Hicks	10,402	$2,871,505	637	$253,602
James P. Winters	–	–	205	$90,961

(1)

The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock unit awards that vested in 2021. Mr. Kelly deferred 1,030 of these shares into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2021” for additional information.

(3)

The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested; the restricted stock units were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit held.

NONQUALIFIED DEFERRED COMPENSATION — 2021

We maintain our Deferred Compensation Plan, under which executives, including certain of the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units and performance stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit and performance stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Kelly and Powell and three percent with respect to all other executives eligible to receive non-elective contributions, including Messrs. White and Hicks) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2021. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Vanguard Federal Money Market Investor Fund	0.01%
Teleflex Fixed Rate Fund	2.66%
Vanguard Total Bond Market Index Fund Admiral Shares	-1.67%
Metropolitan West Total Return Bond Fund Plan Class	-1.11%
Vanguard Inflation-Protected Securities Fund Admiral Shares	5.68%
Vanguard Lifestrategy Income Fund Investor Shares	1.93%
Vanguard Lifestrategy Conservative Growth Fund Investor Shares	6.05%
Vanguard Lifestrategy Moderate Growth Fund Investor Shares	10.08%
Vanguard Wellington Fund Admiral Shares	19.12%
Vanguard Lifestrategy Growth Fund Investor Shares	14.35%
Delaware Value Fund Class R6	22.57%
Vanguard 500 Index Fund Admiral Shares	28.66%
Vanguard U.S. Growth Fund Admiral Shares	12.45%
Vanguard Mid-Cap Index Fund Admiral Shares	24.51%
Vanguard Strategic Equity Fund Investor Shares	30.86%
JPMorgan Small Cap Equity Fund Class R6	16.29%
Vanguard Small-Cap Index Fund Admiral Shares	17.73%

Name of Fund	Rate of Return
Vanguard Explorer Fund Admiral Shares	16.38%
American Funds New Perspective Fund Class R-6	18.10%
Vanguard Total World Stock Index Admiral Shares	18.19%
Vanguard Total International Stock Index Fund Admiral Shares	8.62%
Vanguard International Growth Fund Admiral Shares	-0.74%
American Funds New World Fund Class R-6	5.13%
Vanguard Real Estate Index Fund Admiral Shares	40.40%
Teleflex Stock Fund	-20.19%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2021 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(4)
Liam J. Kelly	$575,380	$109,947	$155,909	–	$3,262,798
Thomas E. Powell	$172,198	$54,901	$232,126	–	$1,745,306
Jay K. White	$142,949	$35,087	$24,684	$466,533	$325,193
Cameron P. Hicks	$11,141	$16,743	$47,517	–	$331,230
James P. Winters	–	–	–	–	–

(1)

The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Kelly, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Kelly, the amounts set forth in this column consist of cash compensation amounts and restricted stock awards deferred by Mr. Kelly. The value of the restricted stock awards deferred by Mr. Kelly was calculated based on the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested. The cash compensation amounts reflected in the table are included in the Summary Compensation Table for 2021 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)

The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Kelly, Powell, White and Hicks in the amounts of $77,897, $32,881, $17,294 and $5,602, respectively. Matching contributions made for Messrs. Kelly, Powell, White and Hicks were $32,050, $22,020, $17,793 and $11,141, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2021.

(3)

The amounts set forth in this column consist of aggregate interest or other earnings or losses accrued during 2021 for each named executive officer’s account. With respect to Messrs. Powell and White, the amount set forth in this column also includes above-market earnings of $634 and $40, respectively, which are included in the Summary Compensation Table for 2021 in the “Change in Nonqualified Deferred Compensation Earnings” column.

(4)

The following amounts were reported in the Summary Compensation Table in prior years: Mr. Kelly, $529,048 (2015 through 2020); Mr. Powell, $492,628 (2013 through 2020); and Mr. Hicks $69,666 (2016 and 2018 through 2020).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2021. The information in this section does not include information relating to the following:

•

distributions under our deferred compensation plan, other than enhanced payments in connection with a change in control (see “Nonqualified Deferred Compensation – 2021” for information regarding this plan);

•	restricted stock units, performance stock units and shares underlying options that vested prior to the termination event (see the “Outstanding Equity Awards at Fiscal Year-End – 2021” table);

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Messrs. Kelly and Powell and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. White, Hicks and Winters (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2021); provided that, in the case of Mr. Winters, the severance period will be reduced by any contractual notice period to which he is entitled under his employment agreement and the amount of his base salary payment will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day (or, in the case of Mr. Winters, if a notice of termination of employment is issued to him before the last day), but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Winters, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if he continued to participate);

•

with respect to Messrs. Kelly and Powell, a payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the automobile utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Winters and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2021.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
L. Kelly	$2,000,000	$1,806,953	$37,347	$12,207	$57,266	$20,000	$3,933,773
T. Powell	$1,190,760	$670,957	$37,347	$7,366	$38,075	$20,000	$1,964,505
J. White	$566,500	$595,850	$18,580	$3,503	–	$20,000	$1,204,434
C. Hicks	$284,505	$335,969	$9,724	$1,733	–	$20,000	$651,931
J. Winters(7)	$282,774	$321,923	$5,084	$702	–	$20,383	$630,866

(1)

The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2021, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Hicks and Winters, nine months.

(2)

The amounts set forth in this column reflect the actual cash incentive award each executive received for 2021, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2021 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Hicks and Winters, nine months.

(4)

The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2021 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Kelly and Powell, 24 months; Mr. White, 12 months; and Messrs. Hicks and Winters, nine months.

(5)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2021, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

(7)

The amounts shown for Mr. Winters, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 0.88295 euros per dollar, which was the exchange rate in effect as of December  31, 2021.

Change-in-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination (or, in the case of Mr. Winters, in the year in which a notice of termination is given), the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan (or, in the case of Mr. Winters, the number of days during the applicable performance period prior to the date on which a notice of termination is given);

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment (or, in the case of Mr. Winters, in the year in which a notice of termination is given), which period is equal to three years for Mr. Kelly, two years for Mr. Powell and 18 months for Messrs. White, Hicks and Winters (the “CIC Severance Period”), provided that, in the case of Mr. Winters, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;

•

in the case of Messrs. Kelly and Powell, annual payments during the applicable CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (collectively, the “Target Award”); and in the case of Messrs. White, Hicks and Winters, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to 50 percent of the Target Award;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage the executive last elected for himself or herself, and the executive’s spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Kelly, Powell, White and Hicks, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Kelly, two additional years of service, in the case of Mr. Powell, and 18 months of additional service, in the case of Messrs. White and Hicks; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

Our 2014 Stock Incentive Plan and 2008 Stock Incentive Plan provide that, on the date of a change in control, all unvested stock options will immediately vest. In addition, in the event of the termination of employment of an option holder within two years following a change in control for any reason other than death, retirement, disability or termination for cause, each vested stock option will remain exercisable until the first to occur of the third anniversary of termination (or any later date on which the stock option can be exercised under its terms) or the expiration if the stock option.

Notwithstanding the foregoing, the Board or Board committee administering the plan may determine that, upon the occurrence of a change in control, all stock options will terminate within a specified number of days and/or that each option holder will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the change in control over the exercise price of the stock option. The 2014 Stock Incentive Plan also provides that, upon a change in control, all conditions and restrictions applicable to restricted stock units and performance stock units will lapse and the restricted stock units and performance stock units will be fully vested (in the case of the performance stock units, such vesting will be based on target performance).

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive in connection with a change in control under the documents described above, assuming the triggering event under the agreements occurred on December 31, 2021.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Equity Awards(2)	Health Benefits(3)	Auto- mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
L. Kelly	$3,000,000	$5,556,953	$6,749,734	$58,037	$85,899	$233,690	$20,000	$15,704,313
T. Powell	$1,190,760	$1,564,027	$2,832,640	$48,700	$47,594	$65,762	$20,000	$5,769,483
J. White	$849,750	$1,190,675	$812,550	$29,809	–	$25,941	$20,000	$2,928,726
C. Hicks	$569,010	$677,375	$901,195	$27,267	–	$8,403	$20,000	$2,203,250
J. Winters(7)	$565,547	$661,251	$596,804	$13,557	–	–	$20,000	$1,857,160

(1)

The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2021, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Kelly, three years; Mr. Powell, two years; and Messrs. White, Hicks and Winters, 18 months.

(2)

The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options, and upon vesting and conversion of unvested restricted stock units and target amount of performance stock units held by the named executive officer as of December 31, 2021. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the shares of our common stock the named executive officer would receive following vesting and conversion of restricted stock units and performance stock units is equal to the aggregate market value of such shares. The market value was based on a price of $328.48 per share, which was the closing price of our common stock on December 31, 2021, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2021.

(4)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2021, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the automobile allowance will be provided: Mr. Kelly, three years; Mr. Powell, two years.

(5)

The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Kelly in 2021; two times the amount of such non-elective contribution for the account of Mr. Powell in 2021; and one and one-half times the amount of such non-elective contributions for the account of Messrs. White and Hicks in 2021.

(6)

The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

(7)

The amounts shown for Mr. Winters for benefits, other than the vesting of unvested equity awards, have been converted to U.S. dollars using an exchange rate of 0.88295 euros per dollar, which was the exchange rate in effect as of December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2022 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Outstanding Common Stock(b)
T. Rowe Price Associates, Inc.	6,494,778		13.86%
100 E. Pratt Street
Baltimore, MD 21202 (c)

The Vanguard Group, Inc.	5,063,204		10.80%
100 Vanguard Boulevard
Malvern, PA 19355 (d)

BlackRock, Inc.	4,856,339		10.36%
55 East 52nd Street
New York, NY 10022 (e)

Wellington Management Group LLP	3,331,136		7.11%
c/o Wellington Management Company LLP 280 Congress Street
Boston, MA 02210(f)

George Babich, Jr.	16,915	(g)	*
Candace H. Duncan	15,412	(h)	*
Gretchen R. Haggerty	12,044	(i)	*
John C. Heinmiller	7,679	(j)	*
Cameron P. Hicks	46,982	(k)	*
Liam J. Kelly	291,770	(l)	*
Stephen K. Klasko	24,066	(m)	*
Andrew A. Krakauer	9,780	(n)	*
Richard A. Packer	9,898	(o)	*
Thomas E. Powell	105,971	(p)	*
Stuart A. Randle	20,107	(q)	*
Jay K. White	18,077	(r)	*
James P. Winters	8,629	(s)
All directors and executive officers as a group (14 persons)	606,188	(t)	1.28%

*	Represents holdings of less than 1%.

(a)

“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2022 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	Based on 46,865,424 shares outstanding on February 1, 2022.

(c)

T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 2,348,143 shares listed in the table and sole dispositive power for all 6,494,778 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Associates with the SEC on February 14, 2022, reporting beneficial ownership as of December 31, 2021. The number of shares held by such reporting persons may have changed subsequent to December 31, 2021.

(d)

Of the shares listed in the table, The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 74,760 shares, sole dispositive power with respect to 4,873,812 shares and shared dispositive power with respect to 189,392 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022, reporting beneficial ownership as of December 31, 2021. The number of shares held by such reporting persons may have changed subsequent to December 31, 2021.

(e)

BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 4,442,899 shares and sole dispositive power with respect to all 4,856,339 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 27, 2022, reporting beneficial ownership as of December 31, 2021. The number of shares held by such reporting persons may have changed subsequent to December 31, 2021.

(f)

Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each had shared voting power with respect to 2,991,040 shares and shared dispositive power with respect to 3,331,136 shares. Wellington Management Company LLP had beneficial ownership of 3,009,261 shares, shared voting power with respect to 2,856,501 shares and shared dispositive power with respect to 3,009,261 shares. The securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 4, 2022, reporting beneficial ownership as of December 31, 2021. The number of shares held by such reporting persons may have changed subsequent to December 31, 2021.

(g)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 5,475 shares underlying stock options.

(h)	Includes 12,310 shares underlying stock options.

(i)	Includes 8,865 shares underlying stock options.

(j)	Includes 864 shares held by the Julie A. Heinmiller 2021 Family Irrevocable Trust and 5,265 shares underlying stock options.

(k)	Includes 39,970 shares underlying stock options, 572 shares underlying restricted stock units and 36 shares held for Mr. Hicks’ account in the Company’s 401(k) Savings Plan.

(l)	Includes 272,893 shares underlying stock options and 3,960 shares underlying restricted stock units.

(m)	Includes 7,880 shares held indirectly by Dr. Klasko through the Stephen K. Klasko Revocable Trust and 16,186 shares underlying stock options.

(n)	Includes 6,243 shares underlying stock options.

(o)	Includes 1,154 shares held jointly by Mr. Packer and his spouse and 6,885 shares underlying stock options.

(p)	Includes 96,688 shares underlying stock options, 1,861 shares underlying restricted stock units and 390 shares held for Mr. Powell’s account in the Company’s 401(k) Savings Plan.

(q)	Includes 16,186 shares underlying stock options.

(r)	Includes 16,471 shares underlying stock options and 413 shares underlying restricted stock units.

(s)	Includes 8,104 shares underlying stock options and 427 shares underlying restricted stock units.

(t)

Includes 521,560 shares underlying stock options, 9,744 shares held indirectly by directors, 7,407 shares underlying restricted stock units held by the Company’s executive officers and 721 shares held for the account of some of the Company’s executive officers in the Company’s 401(k) Savings Plan.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related person transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2022 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2022. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2021	2020
Audit fees	$6,370,434	$5,805,586
Audit-related fees	63,549	707,319
Tax fees	1,289,943	2,105,745
All other fees	58,385	11,136

	$7,782,310	$8,629,787

Audit-Related Fees. In 2021, audit-related fees consisted primarily of fees for support in connection with acquisition due diligence. In 2020, audit-related fees consisted primarily of fees for support in connection with acquisition due diligence and financing transactions and consultation on accounting matters.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions ($477,762 for 2021 and $699,610 for 2020), and tax planning and consultancy services ($812,181 for 2021 and $1,406,135 for 2020).

All Other Fees. All other fees for 2021 primarily consisted of license fees for utilization of technical databases and assistance with non-audit regulatory compliance filings. All other fees for 2020 primarily consisted of license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2022.

PROPOSAL 4:

APPROVAL OF AMENDED AND RESTATED

BYLAWS AND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO PROVIDE FOR THE PHASED-IN DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board has, upon the recommendation of the Nominating and Governance Committee, approved and declared advisable, and recommends that the Company’s stockholders adopt, an amendment and restatement of our bylaws (Proposal 4A) and of our certificate of incorporation (Proposal 4B) that would phase in the declassification of the Board and provide for the annual election of all directors (together, the “Declassification Proposal”), as described below and as set forth in Exhibit A for the bylaws (the “Amended and Restated Bylaws”) and Exhibit B for the certificate of incorporation (the “Amended and Restated Certificate of Incorporation”).

The approval of both the Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation is required to approve the Declassification Proposal. Each of the proposals comprising the Declassification Proposal is cross-conditioned upon the approval by our stockholders of the other proposal comprising the Declassification Proposal. Neither the Amended and Restated Certificate of Incorporation nor the Amended and Restated Bylaws will be deemed approved unless both of them are approved.

Background of the Proposal

The bylaws currently provide that the Board is divided into three classes, with directors in each class serving staggered, three-year terms and the term of office of one class of directors expiring at each annual meeting. The Board believes that this structure, which is a long-established corporate governance feature, has provided continuity and stability of the Board, encouraged directors to take a long-term perspective in the management of the business and affairs of the Company, reduced the Company’s vulnerability to coercive takeover tactics and enhanced the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups.

In our proxy statement for our 2021 Annual Meeting of Stockholders, we included a non-binding stockholder proposal recommending declassification of our Board. That proposal received the support of stockholders holding 95.4% of the shares of our common stock that were voted for or against the proposal or abstained from voting on the proposal. In light of the level of support for the declassification proposal at the 2021 Annual Meeting of Stockholders and after careful consideration, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to propose a phased-in declassification of the Board, commencing with the Company’s 2023 Annual Meeting of Stockholders.

Approval of Amended and Restated Bylaws (Proposal 4A)

As noted above, members of our Board are currently elected for staggered terms of three years. If the Declassification Proposal is approved and the Amended and Restated Bylaws become effective after the Annual Meeting, the declassification of the Board will be phased-in as follows pursuant to an amendment to Section 3.1 of the bylaws, as reflected in Exhibit A and as summarized below:

•	the directors who are elected under Proposal 1 of this proxy statement will be elected for a three-year term that expires at the 2025 Annual Meeting;

•

the directors who were elected for a three-year term at our 2020 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2023 Annual Meeting;

•

the directors who were elected for a three-year term at our 2021 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2024 Annual Meeting;

•

at each annual meeting of stockholders commencing with the 2023 Annual Meeting of Stockholders, the successors to the directors whose terms then expire will be elected to a one-year term expiring at the next succeeding annual meeting; and

•	commencing with the 2025 Annual Meeting of Stockholders, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Also pursuant to Proposal 4A, Section 3.5 of the bylaws will be revised (a) in order to clarify that open director positions may be filled pursuant to this provision by written consent, by removing the clause “at any meeting of the board” at the end of the first sentence and (b) to otherwise make conforming changes in recognition of the eventual declassification of the Board. Finally, pursuant to Proposal 4A, Section 3.4 of the bylaws will be amended to provide that directors may be removed at any time by stockholders in accordance with our certificate of incorporation and applicable law to conform with the director removal requirements of the Delaware General Corporation Law (the “DGCL”) for a corporation with a declassified board of directors.

Following the effectiveness of the Amended and Restated Bylaws, any director elected to fill a vacancy with respect to a director who was elected for a three-year term (such a director, a “Continuing Classified Director”) will hold office until the annual meeting of stockholders at which the term of the Continuing Classified Director would have expired. In all cases, each director will hold office until such person’s earlier death, resignation or removal. Please refer to Proposal 4B for further information regarding the Amended and Restated Certificate of Incorporation, which, if effective, would alter the removal provisions for directors on our Board.

The above description of this Proposal 4A is qualified in its entirety by the actual text of the Amended and Restated Bylaws set forth in Exhibit A, with deletions indicated by strikeouts and additions indicated by underlining.

Approval of Amended and Restated Certificate of Incorporation (Proposal 4B)

Currently, Article VII of our certificate of incorporation provides that no director shall be removed from office before the end of such director’s term except for cause and (i) upon the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors or (ii) upon the majority vote of the entire Board. Such provision may not be altered, amended, supplemented or repealed except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class.

If this Proposal and Proposal 4A regarding the Amended and Restated Bylaws are approved by stockholders at the Annual Meeting, and the proposed amendment to Article VII of our certificate of incorporation, as reflected in Exhibit B, becomes effective, then the requirement that a removal of a director pursuant to Article VII be for cause will be eliminated from our certificate of incorporation consistent with Section 141(k) of the DGCL. In addition, the provision purporting to authorize a majority of the entire Board to remove directors will be eliminated from our certificate of incorporation.

The above description of this Proposal 4B is qualified in its entirety by the actual text of the Amended and Restated Certificate of Incorporation set forth in Exhibit B, with deletions indicated by strikeouts and additions indicated by underlining.

Effective Date and Vote Required

If the Declassification Proposal is approved by the requisite vote of the stockholders at the Annual Meeting, the proposed amendment to Article VII of the certificate of incorporation described above will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting. The Amended and Restated Bylaws will become effective at the effective time of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the Declassification Proposal is approved and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws become effective, our Board has also approved other administrative changes to our bylaws and certificate of incorporation, including to Section 1.1 of the bylaws and Article II of the certificate of incorporation (related to our registered agent), Sections 3.1, 3.5 and Article VII of the bylaws and Article VI of the certificate of incorporation (related to updating outdated section references and removing the corresponding interpretative notes) and Section 3.3.6 of the bylaws (related to committees of our Board).

The approval of each of Proposals 4A and 4B requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered for this purpose as one class. Abstentions and broker non-votes will have the same effect as a vote against the Declassification Proposal.

If the Declassification Proposal is not approved by the requisite vote of the stockholders at the Annual Meeting, neither the Amended and Restated Bylaws nor the Amended and Restated Certificate of Incorporation will become effective. In that case, the Board will remain divided into three classes, with directors in each class serving staggered three-year terms, the term of office of directors of one class expiring at each annual meeting and the provision regarding the removal of directors on our Board in Article VII of our certificate of incorporation will remain the same.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO

APPROVE THE AMENDED AND RESTATED BYLAWS TO PHASE IN THE

DECLASSIFICATION OF THE BOARD OF DIRECTORS AND THE RELATED AMENDMENT AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL 5:

STOCKHOLDER PROPOSAL – AMEND LIMITED VOTING REQUIREMENTS IN THE COMPANY’S GOVERNING DOCUMENTS

We have received notice of the intention of a stockholder to present the following proposal at the Annual Meeting. The text of the proposal and supporting statement appear exactly as received. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Corporate Secretary of the Company.

The stockholder proposal and supporting statement follow:

Proposal 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the necessary steps so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that result from default to state law and can be subject to elimination.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareholders but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

Church & Dwight shareholders gave 99% support to a 2020 proposal on this same topic. This proposal topic also won 99%-support at the 2021 ConocoPhillips annual meeting.

We currently have 80% and 90% supermajority voting requirements. This is absurd because with a 90% approval requirement, 108% of the shares that vote at our annual meeting need to approve an item.

Adoption of this proposal will facilitate adoption of the 2021 shareholder proposal for one-year terms for Teleflex directors. The 2021 proposal was approved by a remarkable 96% of Teleflex shares.

One-years terms for directors could give directors more of an incentive to improve their performance. For example, Mr. Stuart Randle, who chairs the Governance Committee, was rejected by up to 17-times the negative votes of other Teleflex directors at our 2021 annual meeting. Under the current system Mr. Randle has no worries about his performance until 2024.

Please vote yes:

Simple Majority Vote – Proposal 5

*    *    *    *

THE BOARD OF DIRECTORS’ STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board has considered the stockholder proposal and has concluded that its adoption would not serve to enhance stockholder value and, therefore, is not in the best interests of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

We have a corporate governance structure that encourages a long-term perspective.

The Board is committed to maintaining high corporate governance standards and meeting the requirements of federal and state laws and the rules of the NYSE and believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company’s progressive governance practices include the following:

•	8 of our 9 directors, or 89%, are “independent” under the standards adopted by the SEC and the NYSE;

•	the Board includes a range of tenures from directors who bring a balanced mix of fresh perspectives with in-depth experience and knowledge about the Company;

•	each of the three Board committees – Audit, Compensation and Nominating and Governance – is composed solely of independent directors;

•	the Nominating and Governance Committee evaluates each director up for election annually and makes a recommendation to the Board on the nomination of each for re-election;

•	the Board has an independent Lead Director with robust responsibilities;

•	executive sessions of independent directors are held at every regular Board meeting;

•

a majority voting standard applies in uncontested elections of directors, such that in an uncontested election, a nominee will be elected to the Board if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee—under our Corporate Governance Principles, an incumbent director will not be nominated for election unless such director has submitted in writing an irrevocable resignation, which would be effective if the director does not receive the required majority vote and upon the Board’s acceptance of such resignation; and

•

the Company has adopted a “proxy access” bylaw provision, which provides that holders of at least 3% of our outstanding shares, held by up to 20 stockholders, holding the shares continuously for at least three years to nominate, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

Additionally, the Board has submitted for stockholder approval Proposal 4, which, if approved at the Annual Meeting, would result in the phased-in declassification of our Board and provide for the annual election of all directors upon the completion of the declassification.

Existing Supermajority Voting Thresholds Apply in Limited Circumstances

Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. In fact, a majority of Russell 3000 companies have a supermajority vote requirement to amend certain charter provisions. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive transactions proposed by large stockholders who may seek to advance their interests over the interests of the Company’s other stockholders.

Assuming a quorum is present, any question or matter submitted to our stockholders (other than in connection with a contested election of directors, as noted below) must be approved by the holders of a majority in voting power of the shares present in person or by proxy at the meeting and entitled to vote on the question or matter, unless such question or matter is one as to which our certificate of incorporation or applicable law requires a greater or additional vote. Pursuant to our bylaws, except in the case of a contested election, directors are elected by the vote of the majority of the votes cast (i.e., number of votes “for” exceed the number of votes “against,” not counting abstentions or broker non-votes) with respect to that director’s election at any meeting for the election at which a quorum is present, and as noted above, we require each incumbent director to submit in writing an irrevocable resignation that would be effective if such director does not receive the required majority vote and upon the Board’s acceptance of such resignation.

Pursuant to the operative provisions of our certificate of incorporation, the following corporate actions require an affirmative vote of 80% in voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors: (a) the approval of certain transactions with related persons; (b) the amendment by stockholders of certain bylaws provisions (including provisions regarding the number and classification of directors, newly created directorships and vacancies, and the requirements to amend the bylaws); and (c) the removal of a director before the end of his or her term for cause. Under our certificate of incorporation and applicable law, these provisions may not be altered, amended, supplemented or repealed, except by the affirmative vote of the holders of at least 80% in voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors. Additionally, while the stockholder proposal references a provision of our certificate of incorporation related to the approval of certain transactions with “Control Persons” (as defined in the certificate of incorporation), which would have required an affirmative vote of 90% in voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, this provision actually expired pursuant to its terms in 2000 and is no longer operative.

Our supermajority voting provisions apply only to a limited subset of matters that are required or permitted to be submitted to a vote of stockholders. The Board believes that, in the limited circumstances as provided in our certificate of incorporation and bylaws, the higher voting requirements are appropriate because certain fundamental matters, such as the entry into specified transactions with related parties, should be supported by a significant proportion of our stockholders.

Benefits to Stockholders from Supermajority Provisions

Under a simple majority voting standard, where only a “majority of the votes cast for and against” is required, a few large stockholders would have the power to approve actions that would significantly alter the governance of the Company, including fundamental changes to the Company’s corporate governance structure or operations that could negatively impact the interests of all stockholders. For example, if the simple majority voting standard were adopted as proposed and only 50.1% of the shares outstanding are present at an annual or special meeting, Company stockholders constituting as little as 25.1% of the Company’s outstanding voting power could approve certain fundamental actions. This means a very small group of stockholders could act in their own self-interests and possibly to the detriment of the Company’s other stockholders; it would be possible for a group of short-term stockholders, who may own their shares only as of a voting date or may have hedged their economic exposure, to authorize related-party transactions or make fundamental changes in the governance procedures in our bylaws.

Our Board believes that the few heightened voting standards currently existing in the certificate of incorporation protect our stockholders against such actions, help to promote the maximization of long-term stockholder value and should not be eliminated.

It is important to note that, if approved, the stockholder proposal would not automatically eliminate these supermajority voting provisions. In order to eliminate such provisions, a formal amendment to our certificate of incorporation would be required. In accordance with our certificate of incorporation, such amendment would need to be approved at a subsequent meeting of stockholders by holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Therefore, a vote in favor of the stockholder proposal would constitute a recommendation that the Board initiate this amendment process.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY URGES STOCKHOLDERS TO VOTE “AGAINST” THE PROPOSAL TO PROVIDE FOR SIMPLE MAJORITY VOTING.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2023 Annual Meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than November 30, 2022 and must comply in all other respects with SEC rules relating to such inclusion.

In addition, in February 2021, the Board of Directors adopted a “proxy access” bylaw. The proxy access bylaw permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two directors or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 2.2.2 of our bylaws. Pursuant to the proxy access bylaw, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s Annual Meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2023 Annual Meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between October 31, 2022 and November 30, 2022, inclusive.

In connection with any proposal submitted by stockholders for consideration at the 2023 Annual Meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 13, 2023.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue Corporate Vice President, General Counsel & Secretary

Exhibit A

SECOND AMENDED AND RESTATED BYLAWS

OF

TELEFLEX INCORPORATED

Adopted [                ], 2022

ARTICLE I

OFFICES

1.1. Registered Office. The registered office of the Company within the State of Delaware shall be ~~in the City of Wilmington, County of New Castle, and the name of the registered agent shall be CSC-The United States Corporation Company~~ as set forth in the certificate of incorporation from time to time.

1.2. Other Offices. The Company may also have offices and places of business at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II

STOCKHOLDERS

2.1. Meetings.

2.1.1. Place. Meetings of the stockholders shall be held at such places within or without the State of Delaware, or solely by means of remote communication in accordance with the General Law of the State of Delaware, as may from time to time be designated by the Board of Directors and set forth in the notice thereof. The Board of Directors shall determine, in its sole discretion, the appropriate meeting format.

2.1.2. Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the Board of Directors.

2.1.3. Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors. Stockholders shall not be entitled to call a special meeting of the stockholders.

2.1.4. Quorum. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If, however, such quorum shall not be present or represented at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented, at which time any business may be transacted which might have been transacted at the meeting as originally noticed. If after any such adjournment the Board of Directors shall fix a new record date for the adjourned meeting or if the adjournment is for more than 30 days, a notice of such adjourned meeting shall be given as provided in Section 2.1.6 of these amended and restated bylaws.

2.1.5. Voting Rights. Except as otherwise provided herein, in the restated certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company that is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

2.1.6. Notice of Meetings; Waiver.

(a) Written notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than 10 nor more than 60 days prior to the meeting, either personally, by mail or by electronic transmission as permitted by law, by or at the direction of the Board of Directors, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposit in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as it appears on the stock transfer books of the Company.

(b) No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2.2. Meetings. Notice of Stockholder Business and Nominations.

2.2.1. Annual Meetings of Stockholders.

(a) Nominations of persons for election to the Board of Directors of the Company and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Company’s notice of meetings (or any supplement thereto) delivered pursuant to Section 2.1.6 of these bylaws, (ii) by or at the direction of the Board of Directors or any committee thereof, (iii) with respect to nominations of persons and the proposal of any business not intended to be included in the Company’s proxy statement for such annual meeting, by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice and other procedures set forth in clauses (b) and (c) of this Section 2.2.1 and who was a stockholder of record at the time such notice is delivered to the secretary or any assistant secretary of the Company or (iv) with respect to nominations of persons intended to be included in the Company’s proxy statement for such annual meeting, by a Nominator (as defined below) who complies with the notice and other procedures set forth in Section 2.2.2 of these bylaws.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.2.1, (a) the stockholder must have given timely notice thereof in writing and in proper form to the secretary or any assistant secretary of the Company, and (b) any such proposed business must constitute a proper matter for stockholder action under Delaware law. To be timely, a stockholder’s notice must be delivered to the secretary or assistant secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; and provided further, that, for purposes of the application of Rule 14a-4(c) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.2.1(b) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary or assistant secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company; provided that, if no such announcement is made at least 10 days before the meeting, then no such notice shall be required.

(c) Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required by the rules and regulations of the Exchange Act, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant (a “Third-Party Monetary Arrangement”) and (4) a description of any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question to be decided by the Board of Directors or that otherwise relates to the Company or such person’s service on the Board of Directors (a “Voting Commitment”); (B) as to any business that the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s stock transfer books, and of such beneficial owner, if any, (2) the class, series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or nominees proposed to be nominated by such stockholder, and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (5) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (6) any proxy, contract, arrangement, understanding, or relationship pursuant to which either of the stockholder or beneficial owner has a right to vote any shares of any security of the Company, (7) any short interest in any security of the Company (for purposes of this Section 2.2.1(c), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (8) any rights to dividends on the shares of the Company owned beneficially by such stockholder and such beneficial owner, if any that are separated or separable from the underlying shares of the Company, (9) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (10) any performance-related fees (other than an asset-based fee) that such stockholder and beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such stockholder’s or beneficial owner’s immediate family sharing the same household, and (11) any other information relating to such stockholder or the beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting pursuant to this Section 2.2.1 or Section 2.2.2, as applicable, shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the secretary or assistant secretary at the principal executive offices of the Company not later than 5 days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

2.2.2. Proxy Access for Director Nominations

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting, in addition to any persons nominated for election to the Board of Directors by or at the direction of the Board of Directors, subject to the provisions of this Section 2.2.2, the Company shall:

(i) include in its notice of meeting and proxy materials, as applicable, for any annual meeting of stockholders (1) the name of any person nominated for election (the “Stockholder Nominee”) by a stockholder as of the date that the Notice of Proxy Access Nomination (as defined below) is received by the secretary or any assistant secretary of the Company at the principal executive offices of the Company in accordance with this Section 2.2.2 who is entitled to vote for the election of directors at the annual meeting and who satisfies the notice, ownership and other requirements of this Section 2.2.2 (such stockholder, together with the beneficial owner of such shares, a “Nominator”) or by a group of no more than 20 such stockholders (such stockholders, together with the beneficial owners of such shares, a “Nominator Group”) that, collectively as a Nominator Group, satisfies the notice, ownership and other requirements of this Section 2.2.2 applicable to a Nominator Group; provided that, in the case of a Nominator Group, each member thereof (each, a “Group Member”) shall have satisfied the notice, ownership and other requirements of this Section 2.2.2 applicable to Group Members, and (2) if the Nominator or the Nominator Group, as applicable, so elects, the Nomination Statement (as defined below) furnished by such Nominator or Nominator Group; and

(ii) include such Stockholder Nominee’s name on any ballot distributed at such annual meeting and on the Company’s proxy card (or any other format through which the Company permits proxies to be submitted) distributed in connection with such annual meeting. Nothing in this Section 2.2.2 shall limit the Company’s ability to solicit against, and include in its proxy materials its own statements relating to, any Stockholder Nominee, Nominator or Nominator Group, or to include such Stockholder Nominee as a nominee of the Board of Directors.

(b) At each annual meeting, a Nominator or Nominator Group may nominate one or more Stockholder Nominees for election at such meeting pursuant to this Section 2.2.2; provided that the maximum number of Stockholder Nominees nominated by all Nominators and Nominator Groups to appear in the Company’s proxy materials (including Stockholder Nominees that were submitted by a Nominator or Nominator Group for inclusion in the Company’s proxy materials pursuant to this Section 2.2.2 but either are subsequently withdrawn, disregarded, declared invalid or ineligible pursuant to this Section 2.2.2) shall not exceed the greater of two directors or 20% of the total number of directors in office as of the Final Proxy Access Deadline (as defined below), or if such number is not a whole number, the closest whole number below 20% (the “Maximum Number”).

The Maximum Number shall be reduced, but not below zero, by the sum of:

(x) the number of persons that the Board of Directors decides to nominate pursuant to an agreement, arrangement or other understanding with one or more stockholders or beneficial owners, as the case may be, in lieu of such person being formally nominated as a director pursuant to this Section 2.2.2 or Section 2.2.1(a)(iii);

(y) the number of persons that the Board decides to nominate for re-election who were previously elected to the Board based on a nomination made pursuant to this Section 2.2.2 or pursuant to an agreement, arrangement or other understanding with one or more stockholders or beneficial owners, as the case may be, in lieu of such person being formally nominated as a director pursuant to this Section 2.2.2, in each case, at one of the previous two annual meetings; and

(z) the number of persons that the Board decides to nominate for re-election who were previously elected to the Board based on a nomination made pursuant to Section 2.2.1(a)(iii) or pursuant to an agreement, arrangement or other understanding with one or more stockholders or beneficial owners, as the case may be, in lieu of such person being formally nominated as a director pursuant to Section 2.2.1(a)(iii), in each case, at the previous year’s annual meeting;

If one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Deadline but before the date of the applicable annual meeting and the Board of Directors determines to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

Any Nominator or Nominator Group submitting more than one Stockholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 2.2.2 shall rank in its Notice of Proxy Access Nomination such Stockholder Nominees based on the order that the Nominator or Nominator Group desires such Stockholder Nominees to be selected for inclusion in the Company’s proxy materials in the event that the total number of Stockholder Nominees submitted by Nominators or Nominator Groups pursuant to this Section 2.2.2 exceeds the Maximum Number. In the event that the number of Stockholder Nominees submitted by Nominators or Nominator Groups pursuant to this Section 2.2.2 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.2.2 from each Nominator and Nominator Group will be selected for inclusion in the Company’s proxy materials until the Maximum Number is reached, beginning with the Nominator or Nominator Group with the largest number of shares disclosed as owned (as defined below) in its respective Notice of Proxy Access Nomination submitted to the Company and proceeding through each Nominator or Nominator Group in descending order of ownership. If the Maximum Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.2.2 from each Nominator and Nominator Group has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached.

If, after the Final Proxy Access Deadline, whether before or after the mailing of the Company’s definitive proxy statement, (i) a Stockholder Nominee who satisfies the requirements of this Section 2.2.2 becomes ineligible for inclusion in the Company’s proxy materials pursuant to this Section 2.2.2, becomes unwilling to serve on the Board of Directors, dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Company or (ii) a Nominator or Nominator Group withdraws its nomination or becomes ineligible, then the Board of Directors or the chairman of the meeting shall declare each nomination by such Nominator or Nominator Group to be invalid, and each such nomination shall be disregarded, no replacement nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a director in substitution thereof and the Company (1) may omit from its proxy materials information concerning such Stockholder Nominee and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Stockholder Nominee will not be eligible for election at the annual meeting and will not be included as a Stockholder Nominee in the proxy materials.

(c) To nominate a Stockholder Nominee, the Nominator or Nominator Group shall submit to the secretary or any assistant secretary of the Company the information required by this Section 2.2.2 on a timely basis. To be timely, the Notice of Proxy Access Nomination must be addressed to and received by the secretary or any assistant secretary of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting; provided, however, that if the annual meeting is convened more than 30 days prior to or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, the information must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which a public announcement of the date of the annual meeting is first made (the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.2.2, the “Final Proxy Access Deadline”); provided further that in no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period or extend any time period for the receipt of the information required by this Section 2.2.2. The written notice required by this Section 2.2.2 (the “Notice of Proxy Access Nomination”) shall include:

(i) a written notice of the nomination by such Nominator or Nominator Group expressly requesting to have its Stockholder Nominee included in the Company’s proxy materials pursuant to this Section 2.2.2 that includes, with respect to the Stockholder Nominee and the Nominator (including any beneficial owner on whose behalf the nomination is made) or, in the case of a Nominator Group, with respect to each Group Member (including any beneficial owner on whose behalf the nomination is made) all of the representations, agreements and other information required in a stockholder notice submitted under Section 2.2.1(a)(iii) of these bylaws;

(ii) if the Nominator or Nominator Group so elects, a written statement of the Nominator or Nominator Group for inclusion in the Company’s proxy statement in support of the election of the Stockholder Nominee(s) to the Board of Directors, which statement shall be limited to and not exceed 500 words with respect to each Stockholder Nominee (the “Nomination Statement”) and shall not include any images, charts, pictures, graphic presentations or similar items;

(iii) in the case of a nomination by a Nominator Group, the designation by all Group Members of one specified Group Member (or a qualified representative thereof) that is authorized to act on behalf of all Group Members with respect to the nomination and matters related thereto, including withdrawal of the nomination;

(iv) a representation by the Stockholder Nominee and the Nominator or Nominator Group (including each Group Member) and any beneficial owner on whose behalf the nomination is made that each such person has provided and will provide facts, statements and other information in all communications with the Company and its stockholders and beneficial owners, including without limitation the Notice of Proxy Access Nomination and the Nomination Statement, that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading;

(v) a statement of the Nominator or Nominator Group (including each Group Member) and any beneficial owner on whose behalf the nomination is made, setting forth and certifying the number of shares such Nominator or Nominator Group is deemed to own (as determined in accordance with sub-paragraph (d) of this Section 2.2.2) continuously for at least three years as of the date of the Notice of Proxy Access Nomination and one or more written statements from the stockholder of the Required Shares (as defined below), and from each intermediary through which such shares are or have been held during the requisite three-year holding period, verifying that, as of a date within seven days prior to the date that the Notice of Proxy Access Nomination is received by the secretary or any assistant secretary of the Company, the Nominator or the Nominator Group, as the case may be, owns, and has owned continuously for the preceding three years, the Required Shares, and the Nominator’s or, in the case of a Nominator Group, each Group Member’s agreement to provide (1) within seven days after the record date for the applicable annual meeting, written statements from the stockholder and intermediaries verifying the Nominator’s or the Nominator Group’s, as the case may be, continuous ownership of the Required Shares through the record date; provided that if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, such written statements shall also be submitted by any such beneficial owner or owners, and (2) immediate notice if the Nominator or the Nominator Group, as the case may be, ceases to own the Required Shares prior to the date of the applicable annual meeting;

(vi) a copy of any Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(vii) a representation by the Nominator (including any beneficial owner on whose behalf the nomination is made), or, in the case of a Nominator Group, each Group Member (including any beneficial owner on whose behalf the nomination is made) that:

(1) to the best of the Nominator or Nominator Group’s knowledge, the Required Shares were acquired in the ordinary course of business and not with intent to change or influence control of the Company, and each such person does not presently have such intent;

(2) each such person will maintain ownership (as defined in this Section 2.2.2) of the Required Shares through the date of the applicable annual meeting along with a further statement as to whether or not such person has the intention to hold the Required Shares for at least one year thereafter (which statement the Nominator or Nominator Group shall include in its Nomination Statement, it being understood that the inclusion of such statement shall not count towards the Nomination Statement’s 500-word limit);

(3) each such person has not nominated, and will not nominate, for election to the Board of Directors at the applicable annual meeting any person other than its Stockholder Nominee(s) pursuant to this Section 2.2.2;

(4) each such person has not distributed, and will not distribute, to any stockholders or beneficial owners any form of proxy for the applicable annual meeting other than the form distributed by the Company;

(5) each such person has not engaged in, and will not directly or indirectly engage in, and has not been and will not be a participant (as defined in Schedule 14A of the Exchange Act) in, a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting other than with respect to such Nominator or Nominator Group’s Stockholder Nominee(s) or a nominee of the Board of Directors; and

(6) each such person consents to the public disclosure of the information provided pursuant to this Section 2.2.2;

(viii) an executed agreement, in a form deemed satisfactory by the Board of Directors or any committee thereof, pursuant to which the Nominator (including any beneficial owner on whose behalf the nomination is made) or, in the case of a Nominator Group, each Group Member (including any beneficial owner on whose behalf the nomination is made) agrees to:

(1) comply with all applicable laws, rules and regulations arising out of or relating to the nomination of each Stockholder Nominee pursuant to this Section 2.2.2;

(2) assume all liability stemming from any legal or regulatory violation arising out of the communications and information provided by such person(s) to the Company and its stockholders and beneficial owners, including without limitation the Notice of Proxy Access Nomination and Nomination Statement;

(3) indemnify and hold harmless the Company and each of its directors, officers, employees, agents and affiliates individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers, employees, agents and affiliates arising out of or relating to any nomination submitted by such person(s) pursuant to this Section 2.2.2;

(4) file with the Securities and Exchange Commission any solicitation by or on behalf of the Nominator or Nominator Group (including each Group Member) and any beneficial owner on whose behalf the nomination is made relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation under Regulation 14A of the Exchange Act;

(5) furnish to the Company all notifications and updated information required by this Section 2.2.2, including, without limitation, the information required by sub-paragraph (e) of this Section 2.2.2; and

(6) upon request, provide to the Company within five business days after such request, but in any event prior to the day of the annual meeting, such additional information as reasonably requested by the Company; and

(ix) a letter of resignation signed by each Stockholder Nominee, which letter shall specify that such Stockholder Nominee’s resignation is irrevocable and that it shall become effective upon a determination by the Board of Directors or any committee thereof that (1) any of the information provided to the Company by the Nominator, the Nominator Group, any Group Member (including, in each case, any beneficial owner on whose behalf the nomination is made) or the Stockholder Nominee in respect of the nomination of such Stockholder Nominee pursuant to this Section 2.2.2 is or was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or (2) the Stockholder Nominee, the Nominator, the Nominator Group or any Group Member (including, in each case, any beneficial owner on whose behalf the nomination is made) or any affiliate thereof shall have breached any of its representations, obligations or agreements under this Section 2.2.2.

(d) Ownership Requirements.

(i) To nominate a Stockholder Nominee pursuant to this Section 2.2.2, the Nominator or Nominator Group shall have owned shares representing 3% or more of the voting power entitled to vote generally in the election of directors (the “Required Shares”) continuously for at least three years as of both the date the Notice of Proxy Access Nomination is submitted to the Company and the record date for determining stockholders eligible to vote at the applicable annual meeting and must continue to own the Required Shares at all times between and including the date the Notice of Proxy Access Nomination is submitted to the Company and the date of the applicable annual meeting; provided that if and to the extent a stockholder is acting on behalf of one or more beneficial owners (i) only the shares owned by such beneficial owner or owners, and not any other shares owned by any such stockholder, shall be counted for purposes of satisfying the foregoing ownership requirement and (ii) the aggregate number of stockholders and all such beneficial owners whose share ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed 20. For the purposes of determining whether the Nominator or Nominator Group owned the Required Shares for the requisite three-year period, the aggregate number of shares entitled to vote generally in the election of directors shall be determined by reference to the Company’s periodic filings with the Securities and Exchange Commission during the ownership period. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer or (iii) considered a “group of investment companies,” as such term is defined in the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner, as the case may be, for the purpose of satisfying the foregoing ownership requirements; provided that each fund otherwise meets the requirements set forth in this Section 2.2.2; and provided further that any such funds for which shares are aggregated for the purpose of satisfying the foregoing ownership requirements provide documentation reasonably satisfactory to the Company that demonstrates that the funds satisfy the criteria for being treated as one stockholder within seven days after the Notice of Proxy Access Nomination is delivered to the Company. No shares may be attributed to more than one Nominator or Nominator Group, and no stockholder or beneficial owner may be a member of more than one Nominator Group (other than a stockholder directed to act by more than one beneficial owner) for the purposes of this Section 2.2.2.

(ii) For purposes of this Section 2.2.2, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to such shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) that a person or any of its affiliates has sold in any transaction that has not been settled or closed, including any short sale, (2) that a person or any of its affiliates has borrowed for any purpose or purchased pursuant to an agreement to resell or (3) that are subject to any Derivative

Instrument or similar agreement entered into by a person or any of its affiliates, whether any such security, instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any case in which such security, instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s or such person’s affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such person’s or such person’s affiliates’ shares. “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five business days’ notice, will vote such shares at the annual meeting and will hold such shares through the date of the annual meeting. For the purposes of this Section 2.2.2, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For the purposes of this Section 2.2.2, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act.

(e) For the avoidance of doubt, with respect to any nomination submitted by a Nominator Group pursuant to this Section 2.2.2, the information required by sub-paragraph (c) of this Section 2.2.2 to be included in the Notice of Proxy Access Nomination shall be provided by each Group Member (including any beneficial owner on whose behalf the nomination is made), and each such Group Member (including any beneficial owner on whose behalf the nomination is made) shall execute and deliver to the secretary or any assistant secretary of the Company the representations and agreements required under sub-paragraph (c) of this Section 2.2.2 at the time the Notice of Proxy Access Nomination is submitted to the Company. In the event that the Nominator, Nominator Group or any Group Member shall have breached any of their agreements with the Company or any information included in the Nomination Statement or the Notice of Proxy Access Nomination, or any other communications by the Nominator, Nominator Group or any Group Member (including any beneficial owner on whose behalf the nomination is made) with the Company or its stockholders and beneficial owners, ceases to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading), each Nominator, Nominator Group or Group Member (including any beneficial owner on whose behalf the nomination is made), as the case may be, shall promptly (and in any event within 48 hours of discovering such breach or that such information has ceased to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading)) notify the secretary or any assistant secretary of the Company of any such breach, inaccuracy or omission in such previously provided information and shall provide the information that is required to correct any such defect, if applicable, it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.2.2.

(f) Stockholder Nominee Requirements.

(i) Within the time period specified in this Section 2.2.2 for delivering the Notice of Proxy Access Nomination, each Stockholder Nominee must deliver to the secretary or any assistant secretary of the Company all of the representations, agreements and other information required with respect to stockholder nominees in a stockholder notice submitted under Section 2.2.1(a)(iii)

of these bylaws together with a written representation and agreement, which shall be deemed a part of the Notice of Proxy Access Nomination for purposes of this Section 2.2.2, providing that such person: (1) understands his or her duties as a director under the Delaware General Corporation Law and agrees to act in accordance with those duties while serving as a director; (2) is not and will not become a party to (x) any Voting Commitment that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (3) is not and will not become a party to any Third-Party Monetary Arrangement that has not been disclosed to the Company; (4) if elected as a director of the Company, will comply with all applicable laws and stock exchange listing standards and the Company’s policies, guidelines and principles applicable to directors, including, without limitation, the Company’s Corporate Governance Principles, Code of Ethics, confidentiality, share ownership and trading policies and guidelines, and any other codes, policies and guidelines or any rules, regulations and listing standards, in each case, as applicable to directors; (5) agrees to meet with the Board of Directors or any committee or delegate thereof to discuss matters relating to the nomination of the Stockholder Nominee, including information in the Notice of Proxy Access Nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors; and (6) will provide facts, statements and other information in all communications with the Company and its stockholders and beneficial owners that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(ii) At the request of the Company, each Stockholder Nominee must promptly submit (but in no event later than seven days after receipt of the request) to the secretary or any assistant secretary of the Company all completed and signed questionnaires required of directors. The Company may request such additional information as necessary to permit the Board of Directors to determine if each nominee is independent, including for purposes of serving on the committees of the Board of Directors, under the listing standards of each principal securities exchange upon which the Company’s shares are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors and to determine whether the nominee otherwise meets all other publicly disclosed standards applicable to directors.

(iii) In the event that a Stockholder Nominee shall have breached any of their agreements with the Company or any information or communications provided by a Stockholder Nominee to the Company or its stockholders and beneficial owners ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such nominee shall promptly (and in any event within 48 hours of discovering such breach or that such information has ceased to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading)) notify the secretary or any assistant secretary of the Company of any such breach, inaccuracy or omission in such previously provided information and shall provide the information that is required to make such information or communication true and correct, if applicable, it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.2.2.

(g) In the event any Nominator or Nominator Group (including any beneficial owner on whose behalf the nomination is made) submits a nomination at an annual meeting pursuant to this Section 2.2.2 and such Stockholder Nominee shall have been nominated for election at any of the previous two annual meetings and such Stockholder Nominee shall not have received at least 25% of the votes cast in favor of such nominee’s election or such nominee withdrew from or became ineligible or unavailable for election to the Board of Directors, then such nomination shall be disregarded.

(h) Notwithstanding anything to the contrary contained in this Section 2.2.2, the Company shall not be required to include, pursuant to this Section 2.2.2, a Stockholder Nominee in its proxy materials for any annual meeting, or, if the proxy statement already has been filed, to submit the nomination of a Stockholder Nominee to a vote at the annual meeting, notwithstanding that proxies in respect of such vote may have been received by the Company:

(i) for any meeting for which the secretary or any assistant secretary of the Company receives notice that any stockholder or beneficial owner, as the case may be, intends to nominate one or more persons for election to the Board of Directors pursuant to Section 2.2.1(a)(iii);

(ii) who is not determined by the Board of Directors in its sole discretion to be independent under the listing standards of each principal securities exchange upon which the shares of the Company are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, in each case as determined by the Board of Directors or any committee thereof, in its sole discretion;

(iii) whose election as a member of the Board of Directors would cause the Company to be in violation of these bylaws, the Certificate of Incorporation, the rules and listing standards of the principal securities exchanges upon which the shares of the Company are listed, or any applicable law, rule or regulation or of any publicly disclosed standards of the Company applicable to directors, in each case, as determined by the Board of Directors or any committee thereof, in its sole discretion;

(iv) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;

(v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended;

(vii) if the Stockholder Nominee or Nominator (including any beneficial owner on whose behalf the nomination is made), or, in the case of a Nominator Group, any Group Member (including any beneficial owner on whose behalf the nomination is made) shall have provided information to the Company in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors or any committee thereof, in its sole discretion;

(viii) if the Nominator (including any beneficial owner on whose behalf the nomination is made), or, in the case of a Nominator Group, any Group Member (including any beneficial owner on whose behalf the nomination is made) has engaged in or is currently engaged in, or has been or is a participant (as defined in Schedule 14A of the Exchange Act) in, a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting other than with respect to such Nominator or Nominator Group’s Stockholder Nominee(s) or a nominee of the Board of Directors; or

(ix) the Nominator or, in the case of a Nominator Group, any Group Member, or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations or obligations pursuant to these bylaws, including, without limitation, this Section 2.2.2.

For the purpose of this sub-paragraph (h), clauses (ii) through (ix) will result in the exclusion from the proxy materials pursuant to this Section 2.2.2 of the specific Stockholder Nominee(s) to whom the ineligibility applies, or, if the proxy statement has already been filed, the ineligibility of the Stockholder Nominee(s) and, in either case, the inability of the Nominator or Nominator Group that nominated any such Stockholder Nominee to substitute another Stockholder Nominee therefor; however, clause (i) will result in the exclusion from the proxy materials pursuant to this Section 2.2.2 of all Stockholder Nominees for the applicable annual meeting, or, if the proxy statement already has been filed, the ineligibility of all Stockholder Nominees.

(i) Notwithstanding anything to the contrary contained in this Section 2.2.2:

(i) the Company may omit from its proxy materials any information, including all or any portion of the Nomination Statement, if the Board of Directors determines that the disclosure of such information would violate any applicable law or regulation or that such information is not true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii) if any Nominator, Nominator Group or Group Member (including any beneficial owner on whose behalf the nomination is made) or Stockholder Nominee has failed to comply with the requirements of this Section 2.2.2, the Board of Directors or the chairman of the meeting may declare the nomination by such Nominator or Nominator Group to be invalid, and such nomination shall be disregarded.

(j) This Section 2.2.2 shall be the exclusive method for stockholders to include nominees for director in the Company’s proxy materials.

2.2.3. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder who is entitled to vote at the meeting and delivers a written notice to the secretary or assistant secretary setting forth the information required by Section 2.2.1(c)(A) and 2.2.1(c)(C). Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders only if the stockholder’s notice required by the preceding sentence shall be received by the secretary or assistant secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

2.2.4. General.

(a) Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws. Except as otherwise provided by law, the restated certificate of incorporation or herein, the chairman of the meeting and/or the Board of Directors shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall be disregarded or that such proposed business shall not be transacted.

Notwithstanding the foregoing provisions of this Section 2.2, if a stockholder (or a qualified representative thereof), Nominator (or a qualified representative thereof) or, in the case of a Nominator Group, the representative designated by the Nominator Group in accordance with Section 2.2.2(c)(iii) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or business, as applicable, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.2, to be considered a qualified representative of a stockholder, Nominator or the Group Member specified pursuant to Section 2.2.2(c)(iii), a person must be a duly authorized officer, manager or partner of such stockholder, Nominator or Group Member or must be authorized by a writing executed by such stockholder, Nominator or Group Member or an electronic transmission delivered by such stockholder, Nominator or Group Member to act for such stockholder, Nominator or Group Member as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(b) For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) For purposes of these bylaws, no adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 2.2, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.2 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(d) Notwithstanding the foregoing provisions of these bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business made by a stockholder pursuant to these bylaws and compliance with these bylaws shall be the exclusive means for a stockholder to make nominations or submit other business.

2.2.5. No Stockholder Action by Written Consent or Telephone Conference. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders of the Company, and the ability of the stockholders to consent in writing or by telephone to the taking of any action is specifically denied.

ARTICLE III

DIRECTORS

3.1. ~~*~~ Number; Qualification; Term of Office. The number of directors constituting the entire Board of Directors shall not be less than 6 nor more than 15, the exact number of directors to be fixed from time to time only by the determination of a majority of the entire Board. The notice of annual meeting of stockholders each year shall include a statement as to the number of directors who will constitute the entire Board of Directors as so determined.

The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 1979; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1980; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 1981; or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. At each annual election held after classification and the initial election of directors according to classes, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible and any individual director elected to any class shall hold office for a term which shall coincide with the term of such class.

At each annual meeting of stockholders commencing with the annual meeting scheduled to be held in 2023, subject to the special rights of holders of any series of Preference Stock to elect additional directors, the successors to the directors of the Corporation whose terms then expire shall be elected annually and shall hold office until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director in office at the annual meeting of stockholders held in 2023 whose term expires at the annual meeting scheduled to be held in 2024 or 2025 shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office, at which point the immediately preceding paragraph shall expire, be repealed automatically and shall no longer be of any effect.

~~*Interpretative note: For purposes of coordination with the Company’s restated certificate of incorporation, the above Section 3.1 represents the section 5.1 of Article 5 of the Company’s bylaws referenced in Article SIXTH of the Company’s restated certificate of incorporation.~~

3.2. Election. Except as hereinafter provided for the filling of vacancies and newly created directorships, at each meeting of the stockholders for the election of directors, the directors shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected as of the date that is 10 days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders, or any time thereafter, then the directors shall be elected by the vote of a plurality of the votes cast at any such meeting. For purposes of this Section 3.2 a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). The Company’s corporate governance principles have established procedures with respect to the resignation of any director who does not receive a majority of the votes cast in an uncontested election.

If the Board of Directors accepts a director’s resignation pursuant to the Company’s corporate governance principles, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 3.5 of these bylaws.

3.3. Meetings.

3.3.1. Place. Meetings of the Board of Directors shall be held at such place as may be designated by the Board or in the notice of the meeting.

3.3.2. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board may designate. Notice of regular meetings need not be given.

3.3.3. Special Meetings. Special meetings of the Board of Directors may be called by direction of the Chairman of the Board or President or any two members of the Board on five days’ notice to each director, either personally, by mail or by electronic transmission.

3.3.4. Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

3.3.5. Voting. Except as otherwise provided herein, in the restated certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the Board of Directors.

3.3.6. Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the restated certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full Board of Directors to the extent provided in the resolution of the Board directing the committee, except that no such committee shall be empowered to act on behalf of the Board of Directors to (i) ~~to~~ fix the number of directors to constitute the full Board pursuant to Section 3.1 of these bylaws, (ii) approve, adopt or recommend to stockholders any action or matter (other than the election or removal of directors) expressly required by the Delaware General Corporation Law of the State of Delaware to be submitted to stockholders for approval ~~any transaction described in Article FIFTH of the Company’s restated certificate of incorporation pursuant to paragraph (2) thereof~~, ~~(iii) to remove any director pursuant to Article SEVENTH of the Company’s restated certificate of incorporation,~~ or (iii~~v~~) ~~to~~ amend these bylaws.

3.4. Removal of Directors. ~~Except as otherwise provided by law or the restated certificate of incorporation, any~~ Any director may be removed at any time~~, but only for cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors at any meeting of such stockholders, including meetings called expressly for that purpose, and at which a quorum of stockholders is present; and the vacancy in the Board caused by any such removal may be filled by the Board of Directors in the manner provided in Section 3.5 of this Article III.~~ by the stockholders in accordance with the restated certificate of incorporation and applicable law.

3.5. ~~*~~ Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors becoming effective otherwise than at a meeting of stockholders and vacancies occurring in the Board for any reason may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director~~, at any meeting of the Board~~. Newly created directorships shall be assigned by the Board to one of the classes, if any, described in Section 3.1. The person so elected to fill such directorship shall hold office until the expiration of the term of the class, if any, to which such directorship has been assigned and until such person’s successor shall be duly elected and qualified or until such person’s earlier death, resignation or removal. A director elected to fill a vacancy shall be elected to hold office until the expiration of the term of the class, if any, to which he has been elected and until his successor shall be duly elected and qualified or until his earlier death, resignation or removal.

~~*Interpretative note: For purposes of coordination with the Company’s restated certificate of incorporation, the above Section 3.5 represents the section 5.3 of Article 5 of the Company’s bylaws referenced in Article SIXTH of the Company’s restated certificate of incorporation.~~

ARTICLE IV

OFFICERS

4.1. Election. At its first meeting after each annual meeting of the stockholders, the Board of Directors shall elect a chairman of the Board who may, but shall not be required to, be the chief executive officer, one or more presidents, treasurer, secretary and such other officers as it deems advisable.

4.2. Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board of Directors. The chief executive officer and shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and stockholders and the other officers shall have the duties customarily related to their respective offices.

4.3. Tenure and Removal. The officers of the Company shall be elected or appointed to hold office until their respective successors are elected or appointed. All officers shall hold office at the pleasure of the Board of Directors, and any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors for cause or without cause at any regular or special meeting.

ARTICLE V

INDEMNIFICATION

5.1. Nature of Indemnity. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The indemnification provided in this Article V could involve indemnification for negligence or under theories of strict liability. In the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) the indemnification of a director or officer shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 5.5 of these bylaws, the Company shall not be obligated to indemnify a director or officer of the Company in respect of a Proceeding (or part thereof) instituted by such Director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

5.2. Successful Defense. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.1 of these bylaws or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

5.3. Determination that Indemnification is Proper. Any indemnification of a present or former director or officer of the Company under Section 5.1 of these bylaws (unless ordered by a court) shall be made by the Company unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 5.1 of these bylaws. Any such determination shall be made (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

5.4. Advance Payment of Expenses. The right to indemnification conferred in this Article V shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Sections 5.1, 5.2, and 5.3 who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article V and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article V or otherwise. The Board of Directors may authorize the Company’s counsel to represent such present or former Director or officer in any action, suit or proceeding, whether or not the Company is a party to such action, suit or proceeding.

5.5. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Company under Sections 5.1, 5.2, and 5.3 of these bylaws, or advance of costs, charges and expenses to a director or officer under Section 5.4 of these bylaws, shall be made promptly, and in any event within thirty days, upon the written request of such person. If a determination by the Company that the director or officer is entitled to indemnification pursuant to this Article is required, and the Company fails to respond within sixty days to a written request for indemnity, the Company shall be deemed to have approved such request. If the Company denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 5.4 of these bylaws where the required undertaking, if any, has been received by or tendered to the Company) that the claimant has not met the standard of conduct set forth in Section 5.1 of these bylaws, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 5.1 of these bylaws, nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

5.6. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Company and each director or officer who serves in any such capacity at any time while these provisions are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director or officer.

The indemnification and the advancement and payment of expenses provided by this Article V shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, common or statutory law, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

5.7. Insurance. The Company shall purchase and maintain insurance, at its expense, to protect the Company and any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic Company, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any expense, liability, or loss asserted against him or her or incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

5.8. Severability. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each director or officer or any other person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.9. Appearance as a Witness. Notwithstanding any other provision of this Article V, the Company shall pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

5.10. Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board of Directors, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to directors and officers under this Article V; and, the Company may indemnify and advance expenses to persons who are not or were not directors, officers, employees or agents of the Company but who are or were serving at the request of the Company as director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person to the same extent that it may indemnify and advance expenses to directors and officers of the Company under this Article V.

5.11. Certain Defined Terms. For purposes of this Article V, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, trustees, employees or agents, so that any person who is or was a director, officer, trustee, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, trustee, employee or agent of the Company which imposes duties on, or involves service by, such director, officer, trustee, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Company for purposes of this Article V.

ARTICLE VI

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VII ~~*~~

AMENDMENTS

Except as may be provided in the Certificate of Incorporation of the Company (or any restatement thereof), these bylaws may be altered or repealed at any annual or special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal be contained in the notice of such annual or special meeting, or by the affirmative vote of a majority of the Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice of the proposed alteration or repeal be contained in the notice of such special meeting;

provided, however, that no change of the time or place of the meeting for the election of directors shall be made within 60 days next before the day on which such meeting is to be held, and that in case of any change of such time or place, notice thereof shall be given to each stockholder in person or by letter mailed to his last known post office address at least twenty days before the meeting is held.

~~*Interpretative note: For purposes of coordination with the Company’s restated certificate of incorporation, the above Article VII represents the section 13.1 of Article 13 of the Company’s bylaws referenced in Article SIXTH of the Company’s restated certificate of incorporation.~~

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELEFLEX INCORPORATED

~~TELEFLEX INCORPORATED (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:~~

~~1. The name of the Corporation is TELEFLEX INCORPORATED. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 25, 1943.~~

~~2. This Restated Certificate of Incorporation only restates and integrates, and does not further amend the provision of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.~~

~~3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and integrated to read as herein set forth in full:~~

The present name of the corporation is Teleflex Incorporated. The corporation was incorporated under the name “Teleflex Incorporated” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 25, 1943. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of the Certificate of Incorporation and Sections 242 and 245 of the General Corporation Law of the State of Delaware by the requisite vote of the holders of the outstanding stock of the corporation entitled to vote thereon at a meeting which was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is TELEFLEX INCORPORATED.

SECOND: The address of the Corporation’s registered office in the state of Delaware is The Prentice-Hall Corporation ~~Trust Center, 1209 Orange Street,~~ System, Inc., 251 Little Falls Drive, City of Wilmington, New Castle County, 19808 and the name of its registered agent at such address is ~~the~~ The Prentice-Hall Corporation ~~Trust Company.~~ System, Inc.

THIRD: The nature of the business and purposes to be conducted and promoted are:

To manufacture, buy, sell, distribute, repair, service, and generally to deal in remote controls and other similar or related products, and to transact all lawful business incident thereto; and

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, without any limitation.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~Twenty~~ Two Hundred Million Five Hundred Thousand (~~20,500,000~~200,500,000), of which (a) Five Hundred Thousand (500,000) shall be Preference Stock, ~~of the~~ par value ~~of~~ $~~1~~ 1.00 per share, issuable in series~~,~~ and (b) ~~Twenty~~ Two Hundred Million (~~20,000,000~~200,000,000) shall be Common Stock, ~~of the~~ par value ~~of~~ $~~1~~ 1.00 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof of the Preference Stock and of the Common Stock which are fixed by this Certificate of Incorporation, and the express grant of authority to the Board of Directors of the Corporation (“Board of Directors”) to fix by resolution or resolutions providing for the issue of any series of the Preference Stock and the designations, preferences and rights, and the qualifications, limitations and restrictions thereof of any such series which are not fixed by this Certificate of Incorporation, are as follows:

Preference Stock

1.

Issue in Series. The Preference Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors providing for their issue. All shares of any one series of Preference Stock shall be identical, and all series of Preference Stock shall rank equally and be identical except as permitted herein.

2.

Creation of Series. The Board of Directors shall have authority by resolution to divide the Preference Stock into one or more series and to determine and fix with respect to each series, at any time prior to the issuance of any shares of the series to which such resolution relates, the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, which may vary as to shares of different series, subject to limitations provided by law and herein. The authority of the Board of Directors shall include, but not be limited to, the determination or fixing of the following:

(a) The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(b) The dividend rate on the shares of the series, whether dividends shall be cumulative, and if so, from what date or dates;

(c) The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d) Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g) Whether or not the shares of the series shall be entitled to the benefit of limitations restricting the payment of dividends on, or the making of other distributions in respect of stock of any class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior class, and the terms of any such restrictions;

(h) Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i) Any other relative rights, preferences and limitations of that series.

3.

Dividends. Holders of Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on stock of the Corporation of any other class ranking junior to the Preference Stock as to dividends or assets, with respect to the same dividend period.

Common Stock

4.

Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors from time to time, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend payable on, or any sinking fund or purchase fund requirement relative to shares of Preference Stock.

5.

Distribution of Assets. In the event of the voluntary or involuntary liquidation of the Corporation, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preference Stock are entitled have been paid or set aside in cash for payment.

General

6.

Voting Stock. Except as otherwise required by law or as otherwise provided in any certificate creating any series of Preference Stock, the holders of Common Stock and the holders of such of the series of Preference Stock, if any, as shall have been granted such power pursuant to any certificate creating any series of Preference Stock shall exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preference Stock shall have no voting power and shall not be entitled to any notice of any meeting of stockholders.

7.

Pre-emptive Rights. No holder of any stock of the Corporation of any class shall, as such holder, have any pre-emptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into or exchangeable for any such stock or to any right of subscription to, or to any warrant or option for the purchase of any such stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

FIFTH: (1) Except as otherwise expressly provided in paragraph (2) of this Article FIFTH:

(a) any merger or consolidation of the Corporation with or into any other person or any merger of any other person into the Corporation;

(b) any sale, lease, exchange or other disposition by the Corporation, whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation to or with any other person; or

(c) any issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency) to any other person in exchange for securities, cash or other property or a combination thereof, shall require approval by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of capital stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, if, in any such case, (i) the fair market value of (A) the securities, cash or other property issued, paid or distributed by such other person to the Corporation, its subsidiary or the stockholders of either of them in consideration of such transaction, or (B) the securities issued or transferred by the Corporation or its subsidiary to such other person as a result of such transaction, exceeds $500,000, and (ii) as of the record date for the determination of stockholders entitled (by reason of this Article FIFTH or otherwise) to notice thereof and to vote thereon, or at any time within the 12-month period preceding such record date, such other person is or was a Related Person. Such vote shall be in addition to any class vote to which any class of stock of the Corporation may be entitled.

(2) The provisions of paragraph (l) of this Article FIFTH shall not apply to any transaction described in clause (a), (b) or (c) of such paragraph (l) if the Board of Directors of the Corporation shall by resolution have approved, prior to the time that such Related Person shall have become a Related Person, a memorandum of understanding with such Related Person setting forth, at least generally, the substance of the terms upon which such transaction shall thereafter be consummated.

(3) For purposes of this Article FIFTH:

(a) any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any affiliate or associate of such person has the right, alone or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its affiliates or associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;

(b) a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;

(c) an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

(d) an “associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse who has the same home as such specified person or any person described in clause (ii), or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the Corporation;

(e) a “Related Person” is any person (other than the Corporation or any subsidiary) who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class;

(f) a “subsidiary” is any corporation all of the outstanding shares of capital stock of which entitled to vote generally in the election of directors of such corporation are at the time owned by the Corporation, or one or more of its subsidiaries, or by the Corporation and one or more of its subsidiaries.

(4) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article FIFTH, on the basis of information then known to it, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors or an affiliate or an associate of any person (including, without limitation, whether any person “controls” or is “controlled by” or under “common control with” any other person for the purposes of the definitions set forth in paragraph (3) of this Article FIFTH), and (b) whether any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation. Any such determination made by the Board shall be conclusive and binding for all purposes of this Article FIFTH.

(5) For purposes of this Article FIFTH, shares of capital stock of the Corporation subject to options, warrants or conversion rights held by any person or its affiliates or associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the Corporation beneficially owned by such person (and any such affiliate or associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.

(6) The Article FIFTH shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation of the Corporation (or any restatement thereof) inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

SIXTH: Any provision in the Certificate of Incorporation of the Corporation (or any restatement thereof) or in the Bylaws of the Corporation to the contrary notwithstanding, neither sections 3.1 ~~5.1~~, nor 3.5 ~~5.3~~ of Article 3 ~~5~~, nor ~~section 13.1 of~~ Article VII ~~13~~ of the Bylaws shall be altered, amended, supplemented or repealed, and no provision of the Bylaws or of this Certificate of Incorporation (or any restatement hereof) inconsistent with such Bylaw provisions shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class. This article SIXTH shall not be altered, amended, supplemented or repealed, and no provision of this Certificate of Incorporation (or any restatement hereof) inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

SEVENTH: ~~Any~~ Subject to the special rights of the holders of one or more series of Preference Stock to elect directors, any provision in the Certificate of Incorporation of the Corporation (or any restatement thereof) or in the Bylaws of the Corporation to the contrary notwithstanding, no director shall be removed from office before the end of his or her term except ~~for cause and (i)~~ upon the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors ~~or (ii) upon the majority vote of the entire Board~~. This article SEVENTH shall not be altered, amended, supplemented or repealed, and no provision of this Certificate of Incorporation (or any restatement hereof) or the Bylaws of the Corporation inconsistent herewith shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

EIGHTH: (1) Except as otherwise expressly provided in paragraph (2) of this Article:

(a) any merger or consolidation of the Corporation or any subsidiary with or into any other person or any merger of any other person into the Corporation or any subsidiary;

(b) any sale, lease, exchange or other disposition (in one transaction or a series of transactions), whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation or any subsidiary to or with any other person;

(c) any issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency) having an aggregate market value in excess of $10,000,000 to any other person in exchange for securities, cash or other property or a combination thereof,

(d) any adoption of a plan or proposal for the liquidation of dissolution of the Corporation proposed by or on behalf of any other person or any affiliate of such other person; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction (whether or not with or into or otherwise involving any other person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock (hereinafter defined) of the Corporation or any subsidiary which is directly or indirectly owned by any other person or any affiliates of any other person;

shall, if, in any such case, as of the record date for determination of stockholders entitled (by reason of Article EIGHTH or otherwise) to notice of and to vote on such transaction, such other person is a Control Person and all of the conditions of clauses (A) through (G) of this paragraph (1) are not satisfied, require approval by (i) the holders of at least 90% of the outstanding shares of Voting Stock of the Corporation, considered for such purpose as one class and (ii) the holders of at least 66.7% of such outstanding shares as are not beneficially owned by such other person. Such vote shall be in addition to any other vote by the holders of any class of stock of the Corporation which may be required by the Certificate of Incorporation of the Corporation or applicable law. The conditions of this paragraph (l) (each of which shall apply to any Business Combination (hereinafter defined) involving a Control Person (hereinafter defined) notwithstanding that such Business Combination may not involve the receipt of any cash, securities or other property by the holders of common stock of the Corporation other than by such Control Person and its affiliates) are:

(A) The holders of common stock of the Corporation (other than such control Person and its affiliates) shall receive an aggregate amount of cash and consideration other than cash of which the market value as of the Valuation Date (hereinafter defined) is not less than the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) theretofore paid by such Control Person or any affiliate or associate thereof to acquire any share of common stock of the Corporation.

(B) The ratio of (i) the aggregate amount of cash and the market value as of the Valuation Date of other consideration to be received per share in such transaction by the holders of common stock of the Corporation (other than by such Control Person and its affiliates) to (ii) the market value per share of such common stock immediately prior to the first public announcement of such transaction is at least as great as the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) theretofore paid by such Control Person or any affiliate or associate thereof to acquire any common stock of the Corporation to (y) the market value per share of such stock on the date immediately preceding the first date when such Control Person or any affiliate or associate thereof first acquired or, if earlier, announced publicly its intention to acquire, any share of common stock of the Corporation.

(C) The consideration to be received in such Business Combination by the holders of common stock of the Corporation (other than by such Control Person and its affiliates) shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares of common stock owned by such stockholders, be in cash or in the same form and of the same kind as the consideration paid theretofore by such Control Person or its affiliates or associates to acquire any such shares of common stock then beneficially owned by it. If such Control Person or its affiliates or associates have paid varying forms of consideration, the forms of consideration to be received by such stockholders in such Business Combination shall be either cash or the form used to acquire the largest number of shares of common stock of the Corporation previously acquired by such Control Person and its affiliates and associates in the aggregate.

(D) After such other person has become a Control Person and prior to the consummation of such Business Combination:

(i) except as approved by a majority of the Disinterested (in respect of such control Person) Directors, there shall have been no failure to declare and pay at the regular price therefor any full periodic dividend (whether or not cumulative) on any outstanding preference preferred stock of the Corporation;

(ii) except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been no reduction in the annual rate of dividends paid on any common stock of the Company (except as necessary to reflect any subdivision of such stock);

(iii) except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been an increase in such annual rate of dividends as is necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock of the Corporation; and

(iv) such other person shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such person becoming a Control Person.

(E) After such other person has become a Control Person, none of such person and its affiliates and associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its subsidiaries, whether in anticipation of or in connection with a Business Combination.

(F) A proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required by law to be furnished to such stockholders.

(G) After such person has become a Control Person and prior to the consummation of such Business Combination, the Control Person shall have taken reasonable steps to insure that the Board of Directors of the Corporation includes at all times at least one Disinterested Director and such additional Disinterested Directors so that the number of Disinterested Directors shall bear the same ratio to all Directors as the number of outstanding shares of Voting Stock of the Corporation not beneficially owned from time to time by such Control Person and its affiliates and associates bears to all outstanding shares of Voting Stock at the time in question.

(2) The provisions of paragraph (l) of this Article EIGHTH shall not apply to any Business Combination if the majority of the Disinterested Directors of the Board of Directors of the Corporation shall by resolution have approved, prior to the time that any person shall have become a Control Person, a memorandum of understanding with such person setting forth, at least generally, the substance of the terms upon which such Business Combination shall thereafter be consummated.

(3) For purposes of this Article EIGHTH:

(a) a “Business Combination” is any transaction described in clause (a), (b), (c), (d) or (e) of paragraph (1) of this Article EIGHTH;

(b) any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any affiliate or associate of such person has the right, alone or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its affiliates or associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;

(c) a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;

(d) an “affiliate” of a specified person is any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

(e) an “associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse who has the same home as such specified person or such person described in clause (ii), or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the Corporation;

(f) a “Control Person” is any person (other than the Corporation or any subsidiary) who is or at any time within the 36-month period preceding the record date for determination of stockholders entitled (by reason of this Article EIGHTH or otherwise) to notice of and to vote on a Business Combination in which such person is the other person referred to in clauses (a) through (e) of paragraph (1) of this Article EIGHTH was, the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class;

(g) a “Disinterested Director,” in respect of a Control Person, is a member of the Board of Directors of the Corporation who is not an affiliate or associate of such Control Person and was a member of the Board of Directors prior to the time that such Control Person became a Control Person;

(h) a “subsidiary” is any corporation of which a majority of the outstanding shares of capital stock having the power in all events to elect a majority of the directors of such corporation are at the time owned by the Corporation, or one or more of its subsidiaries, or by the Corporation and one or more of its subsidiaries;

(i) a “substantial part of the assets of the Corporation or any subsidiary” means assets owned directly or indirectly by the Corporation having a value of more than 15% of the total consolidated assets of the Corporation and its subsidiaries as of the end of the most recent fiscal year of the Corporation ended prior to the time of the transaction in respect of which such determination is made;

(j) “Voting Stock” of the Corporation means the shares of capital stock of the Corporation entitled to vote generally in the election of directors;

(k) “market value” at any date is:

(i) in the case of stock, the highest closing sale price of a share of such stock on the principal united States securities exchange on which such stock is listed on the 5 days immediately preceding such date on which actual sales thereof occurred on such exchange, or if such stock is not listed on any such exchange, the average of the closing bid quotations for a share of such stock on the National Association of Securities Dealers, Inc. Automated quotations system or any similar system then in use on the 5 days immediately preceding such date on which such quotations were available, or if no such quotations were given or are available, the fair market value of such stock as determined by the Board of Directors of the Corporation in good faith; and

(ii) in the case of property other than cash or stock, the fair market value of such property on such date as determined by the Board of Directors of the Corporation in good faith.

(l) “Valuation Date” with respect to the consideration to be received by holders of common stock of the Corporation in a transaction to which paragraph (1) of this Article EIGHTH applies is the date 3 days prior to the date of the proxy or information statement relating to such transaction referred to in clause (F) of such paragraph (1).

(4) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information then known to it, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (b) whether any person is an affiliate or an associate of any person (including, without limitation, whether any person “controls” or is “controlled by” or under “common control with” any other person for the purposes of the definitions set forth in paragraph (3) of this Article EIGHTH), and (c) whether the assets which are subject to a transaction would constitute a substantial part of the assets of the Corporation or any subsidiary; or (d) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary has a market value in excess of $10,000,000. Any such determination made by the Board of Directors shall be conclusive and binding for all purposes of this Article EIGHTH.

(5) For purposes of this Article EIGHTH, shares of capital stock of the Corporation subject to options, warrants or conversion rights held by any person or its affiliates or associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the Corporation beneficially owned by such person (and any such affiliate or associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.

(6) This Article EIGHTH shall not be altered, amended or repealed except by the affirmative vote of the holders of at least 90% of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class.

(7) This Article EIGHTH shall expire, be repealed automatically, and shall no longer be of any effect at 11:59 P.M. on April 30, 2000.

NINTH: In furtherance, and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized:

To make, alter or repeal the Bylaws of the Corporation.

The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon it by law.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title B of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: The Corporation is to have perpetual existence.

TWELFTH: The stockholders of the Corporation will not be personally liable for the payment of the Corporation’s debts to any extent whatever.

THIRTEENTH: Except to the extent otherwise provided by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

4. This Restated Certificate of Incorporation was duly adopted by vote of the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

~~IN WITNESS WHEREOF, said Teleflex Incorporated has caused this certificate to be signed by Lennox K. Black, its Chairman, and attested by John F. Schoenfelder, its Secretary, as of this 26th day of April, 1985.~~

~~By: /s/ Lennox K. Black~~

~~Chairman~~

~~[Corporate Seal]~~

~~By: /s/ John F. Schoenfelder~~

~~Secretary~~

IN WITNESS WHEREOF, Teleflex Incorporated has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [    ] day of [            ], 2022.

TELEFLEX INCORPORATED

By:
Name: [ ]
Title: [ ]

ANNUAL MEETING OF STOCKHOLDERS OF TELEFLEX INCORPORATED April 29, 2022 PROXY VOTING INSTRUCTIONS INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EDT the day before the meeting. ACCOUNT NUMBER MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2021 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4A AND 4B AND “AGAINST” PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN Proposal 1. Election of Directors: Nominees: 1a. John C. Heinmiller 1b. Andrew A. Krakauer 1c. Neena M. Patil Proposal 2. Approval, on an advisory basis, of named executive officer compensation. Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022. Proposal 4. Proposal to provide for the phased-in declassification of our Board of Directors. Proposal 4A: Approval of Amended and Restated Bylaws to provide for the phased-in declassification of our Board of Directors. Proposal 4B: Approval of Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of our Board of Directors. Proposal 5. Stockholder proposal, if properly presented at the Annual Meeting, to amend limited voting requirements in the Company’s governing documents. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees listed above, “FOR” Proposals 2, 3, 4A and 4B and “AGAINST” Proposal 5. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Please check here if you plan to attend the meeting. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Liam J. Kelly and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 29, 2022 or any adjournment thereof. (Continued on the other side)